UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.     )

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PIXELWORKS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 15, 2012
The 2012 Annual Meeting of Shareholders of Pixelworks, Inc. will be held May 15, 2012 at 10:00 a.m. Pacific Daylight Time at our offices at 224 Airport Parkway, Suite 400, San Jose, California 95110, to conduct the following items of business:

1.	Election of Directors;

2.	Approval of Amendment to the 2006 Stock Incentive Plan;

3.	To ratify the appointment of KPMG LLP as Pixelworks’ independent registered public accounting firm for the current fiscal year; and

4.	To transact any other business that properly comes before the meeting or any postponement or adjournment of the meeting.
The foregoing items of business are more fully described in the Proxy Statement which accompanies this Notice of Annual Meeting of Shareholders. None of the proposals requires the approval of any other proposal to become effective. Shareholders who owned shares of our common stock at the close of business on March 20, 2012 are entitled to receive notice of, attend and vote at the meeting or any postponement or adjournment of that meeting.
Your vote is important. Whether or not you plan to attend the meeting, please cast your vote as promptly as possible.

BY ORDER OF THE BOARD OF DIRECTORS

Bruce A. Walicek
President and Chief Executive Officer
San Jose, California
April 12, 2012
This proxy statement and accompanying proxy card are first being distributed on or about April 12, 2012.

PIXELWORKS, INC.
224 Airport Parkway, Suite 400
San Jose, CA 95110
PROXY STATEMENT
2012 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 15, 2012

THE MEETING
Purpose, Date, Time and Place
This proxy statement (this “Proxy Statement”) is being provided in connection with the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) of Pixelworks, Inc. (“Pixelworks” or the “Company”), an Oregon corporation, or any postponement or adjournment of that meeting. The related proxy is solicited on behalf of the Board of Directors (the “Board”) of the Company. These proxy materials were first sent to shareholders on or about April 12, 2012.
The Annual Meeting will be held at 10:00 a.m. Pacific Daylight Time, on May 15, 2012, at our offices at 224 Airport Parkway, Suite 400, San Jose, California 95110, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.
Record Date
Shareholders of Pixelworks common stock at the close of business on March 20, 2012, the record date established by the Board, will be entitled to receive notice of, attend and vote at the Annual Meeting. On the record date, there were approximately 63 registered shareholders of record and a substantially greater number of beneficial owners because a significant portion of our outstanding common stock is held in broker “street name.” On the record date there were 18,200,264 shares of common stock outstanding and each share of common stock is entitled to one vote on each matter.
Voting
Shares Registered in Your Name
You may vote shares registered in your name in person at the Annual Meeting, or by proxy by using the enclosed proxy card, over the telephone or on the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote to ensure your vote is counted. You may still attend the Annual Meeting and vote in person if you have already voted by proxy.

1.
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

2.	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

3.
To vote over the telephone, dial toll-free (800) 690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on May 14, 2012 to be counted.

4.
To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., Eastern Time on May 14, 2012 to be counted.

If shares are registered in your name and you execute a proxy but either (i) indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or (ii) sign and return a proxy card without providing specific voting instructions, the shares will be voted:

1.	“FOR” each of the nominees for Director listed in this Proxy Statement;

2.	“FOR” approval of the amendment to the 2006 Stock Incentive Plan; and

3.	“FOR” the ratification of KPMG LLP as Pixelworks’ independent registered public accounting firm for the year ended December 31, 2012.

Shares Registered in the Name of Broker, Bank or Other Agent
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact your broker, bank or other agent to request a valid proxy.
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent and you do not provide specific voting instructions to your broker, bank or other agent, under the rules of certain securities exchanges, including the NASDAQ Marketplace Rules, the broker, bank or other agent holding those shares may generally vote as the nominee determines in its discretion on behalf of the beneficial owner on routine matters, but cannot vote on non-routine matters, the latter of which results in “broker non-votes.” We understand that, under NASDAQ Marketplace Rules, proposals one and two involve non-routine matters, and accordingly, broker non-votes are expected. No broker non-votes are expected for proposal three as it involves matters we believe to be routine. See “Effect of Abstentions and Broker Non-Votes,” below.
Revocability of Proxy
You can revoke your proxy at any time before the final vote at the Annual Meeting. You may revoke your proxy in any one of three ways:

1.	A duly executed proxy card with a later date or time than the previously submitted proxy;

2.	A written notice that you are revoking your proxy sent to our Secretary, care of Pixelworks, Inc., 224 Airport Parkway, Ste. 400, San Jose, CA 95110; or

3.	A later-dated vote by telephone or Internet or a ballot cast in person at the Annual Meeting (simply attending the Meeting will not, by itself, revoke your proxy).
Quorum
A quorum is required for the shareholders to conduct business at the Annual Meeting. The presence, in person or by proxy, of a majority of the total number of outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Abstentions, broker non-votes and other proxies received but not marked, if any, will be included in the calculation of the number of shares considered to be present at the Annual Meeting for quorum purposes.
Votes Required to Adopt Proposals
Each outstanding share of our common stock on the record date is entitled to one vote on each of the nine Director nominees and one vote on each other matter. Our Directors are elected by a plurality of the votes cast by the shares entitled to vote in the matter. Approval of other matters requires that the majority of the votes cast “for” the matter exceed the number of votes cast “against” the matter.
The Company has entered into an agreement with Becker Drapkin Management L.P. and affiliated entities (“Becker Drapkin”), a 13D shareholder group, whereby, Becker Drapkin has agreed to vote in favor of the Board’s nominations for Director nominees.

Effect of Abstentions and Broker Non-Votes
Abstentions, broker non-votes and shares not present at the meeting are counted for purposes of determining whether a quorum exists at the Annual Meeting, but have no effect on the results of voting. If you are a beneficial holder and do not provide specific voting instructions to your broker, bank or other agent, the organization that holds your shares will not be authorized to vote on the election of Directors.
Expenses and Solicitation
The Company will bear the cost of this solicitation. Our Directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, email, or otherwise. We are required to request that brokers and nominees who hold stock in their names furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers and nominees for the expenses of doing so in accordance with statutory fee schedules.

Electronic Delivery of Proxy Materials
Any shareholder may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to shareholders and will reduce the impact of annual meetings on the environment. A shareholder who chooses to receive future proxy materials by email will receive an email prior to next year’s annual meeting with instructions containing a link to those materials and a link to the proxy voting website. A shareholder’s election to receive proxy materials by email will remain in effect until the shareholder terminates it. You may request to receive proxy materials by email by entering the control number provided on your proxy card at www.investordelivery.com or www.proxyvote.com.
Householding of Proxy Materials
We are “householding” our proxy materials pursuant to Securities and Exchange Commission (“SEC”) rules. This procedure allows the Company to reduce its printing costs, mailing costs and fees by delivering one copy of our annual report and proxy statement to multiple shareholders who share the same mailing address, unless the Company received contrary instructions from an affected shareholder.
We will promptly deliver upon written or oral request a separate copy of this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 to any shareholder at a shared address to which a single copy of any of these documents was delivered. To request a separate copy of any of these documents, shareholders may write or call the Company at our principal executive offices:
Pixelworks, Inc.
Attn: Secretary
224 Airport Parkway, Ste. 400
San Jose, CA 95110
(408) 200-9200
Shareholders of record who would like to revoke householding consent and receive a separate copy of proxy materials, and shareholders sharing an address and receiving multiple copies of proxy materials who would like to give householding consent and request delivery of a single copy of these documents, should contact Broadridge Financial Solutions, Inc., either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11747. Within 30 days of receipt of revocation of a shareholder’s consent, the shareholder will be removed from the householding program. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

PROPOSAL NO. 1: ELECTION OF DIRECTORS
Our Second Amended and Restated Bylaws provide that the number of members of the Board shall not be less than three nor more than twelve and that, within such limits, the exact number shall be fixed and increased or decreased from time to time by resolution of the Board. The Company’s Sixth Amended and Restated Articles of Incorporation require that our Board be divided into three classes serving staggered terms when the Board consists of eight or more members. In February 2012 and March 2012, the Board increased the size of the Board to eight and nine members, respectively. In February 2012, the Board established the following three Classes to stand for election at the 2012 Annual Meeting:

•	Class I: One-year term expiring at the earlier of the 2013 Annual Meeting of Shareholders, a successor being elected and qualified, or such member’s resignation, death or removal.

•	Class II: Two-year term expiring at the earlier of the 2014 Annual Meeting of Shareholders, a successor being elected and qualified, or such member’s resignation, death or removal.

•	Class III: Three-year term expiring at the earlier of the 2015 Annual Meeting of Shareholders, a successor being elected and qualified, or such member’s resignation, death or removal.
After the initial election of each Director Class at the Annual Meeting, each Director Class will be elected for a three-year term, so that only one Class of Directors will be elected at future annual shareholder meetings.
Each of the following members of the Board has been nominated for reelection at the Annual Meeting. Listed below are the nominees, ages, current committee assignments and Director Class:

Name	Age	Committees	Director Class
Barry L. Cox	69	Strategic Partnership	I
Daniel J. Heneghan	56	Audit (Chair)	I
Richard L. Sanquini*	77	Compensation (Chair) and Strategic Partnership	I
Steven R. Becker	45	Compensation	II
Stephen L. Domenik	60	Audit, Corporate Governance and Nominating (Chair) and Strategic Partnership	II
Bradley J. Shisler	41	Corporate Governance and Nominating	II
Mark A. Christensen	53	Compensation and Corporate Governance and Nominating	III
C. Scott Gibson	59	Audit, Compensation and Corporate Governance and Nominating	III
Bruce A. Walicek	55	None	III

*	Chairman of the Board of Directors

The Company has entered into an agreement with Becker Drapkin, a 13D shareholder group, whereby, Becker Drapkin has agreed to vote in favor of the Board’s nominations for Director nominees. Additionally, per the terms of the agreement and after the Board’s consideration of their experience and qualifications, Mr. Becker and Mr. Shisler were appointed to the Board in February 2012.

Biographical information about our nominees for Director and the experience, qualifications, attributes and skills considered by our Corporate Governance and Nominating Committee and Board in determining that the nominee should serve as a Director appears below. For additional information about how we identify and evaluate nominees for Director, see “Qualifications of Directors”.

STEVEN R. BECKER has served as a Director of Pixelworks since February 2012. Mr. Becker has served since 2004 as Managing Partner and Founder of Becker Drapkin Management, L.P. (“BDM”) (previously known as Greenway Capital), a small-cap investment fund. Prior to founding BDM, Mr. Becker was a Partner at Special Situations Private Equity Fund (“Special Situations”), a New York-based asset manager. Prior to joining Special Situations, Mr. Becker worked at Bankers Trust Securities in distressed debt and leveraged equities research. Mr. Becker began his career at Manley Fuller Asset Management in New York as a small cap analyst. Mr. Becker currently serves on the boards of directors of Ruby Tuesday, Inc. (NYSE: RT), the operator of a chain of casual dining restaurants, Hot Topic, Inc. (NASDAQ: HOTT), a specialty clothing retailer and Strategic Diagnostics Inc. (NASDAQ: SDIX), a biotechnology company. Mr. Becker previously served on the board of directors of Plato Learning, Inc., a provider of education services and training. With his extensive financial experience, in both public and private companies, Mr. Becker provides our Board with valuable expertise in corporate finance, strategic planning and corporate governance. Mr. Becker holds a B.A. from Middlebury College and a J.D. from the University of Florida.
MARK A. CHRISTENSEN has served as a Director of Pixelworks since May 2005. From 1982 to 2005, Mr. Christensen was employed at Intel Corporation in a variety of engineering, management, director and vice president positions, with his last position being Corporate Vice President and Director of Communications Sectors for Intel Capital. In that position, Mr. Christensen was responsible for managing Intel Capital’s investments in Mobile Devices and Communications Infrastructure. In 2005, Mr. Christensen founded Global Capital Management, LLC, a consulting company for technology startup companies. Within the past five years, Mr. Christensen served on the Board of Directors of International Displayworks (NASDAQ: IDWK) and Fabrinet (NYSE: FN). Mr. Christensen’s experience at Intel, along with his current consulting work with technology startup companies, provides him with valuable knowledge of technology companies and of companies with a global presence. His engineering background makes him particularly well-suited to understand Pixelworks technology, and allows him to provide valuable perspective to the Board on new product initiatives. Mr. Christensen is a charter member of Oregon State University’s Academy of Distinguished Engineers and has been awarded their Council of Outstanding Early Career Engineers Award. Mr. Christensen holds a B.S. in Industrial Engineering from Oregon State University and an M.B.A. from the University of Oregon.
BARRY L. COX has served as a Director of Pixelworks since March 2012. Mr. Cox currently serves as an advisor to semiconductor industry, including as a Director of Audience, Inc., a privately held fabless semiconductor company and as a Director of Summit Microelectronics, Inc., a privately held provider of precision analog semiconductors. Mr. Cox was Chairman of the Board of Directors of Nova Measuring Instruments Ltd. (NASDAQ: NVMI), a publicly traded, semiconductor capital equipment company from May 2003 until February 2006 and of Quantum Effect Devices, Inc. (NASDAQ: QEDI), a publicly traded fabless semiconductor company, from July 1998 until it was acquired by PMC Sierra (NASDAQ: PMCS) in August 2000. From September 2000 until December 2005, Mr. Cox maintained a relationship with Lightspeed Venture Partners where he worked with portfolio companies in all aspects of corporate development. Previously, Mr. Cox has held executive management positions with Weitek Corporation and ATEQ Corporations, which he co-founded. He also served at Intel Corporation, most recently as the President of Intel Europe. Mr. Cox provides our Board with over 45 years of experience in executive leadership positions with semiconductor businesses and has an extensive background in international management. He has served as a member of the board of directors of sixteen corporations and has been involved in three public offerings, two secondary offerings and eight mergers. Mr. Cox holds a B.S. in engineering from the US Air Force Academy and an M.B.A. from Boston University.
STEPHEN L. DOMENIK has served as a Director of Pixelworks since August 2010. Since 1995, he has been a General Partner with Sevin Rosen Funds, a venture capital firm. Mr. Domenik also served on the Board of Directors of NetLogic Microsystems, Inc. (NASDAQ: NETL), a publicly traded fabless semiconductor company from January 2001 until it was acquired by Broadcom Corporation in February 2012 and sits on the boards of various private companies. During his tenure at Sevin Rosen Funds, Mr. Domenik led numerous investments in private companies and his service on the board of NetLogic provides him with considerable relevant experience in the strategic development of high technology companies such as Pixelworks. He holds a B.S. in Physics and M.S.E.E. from the University of California at Berkeley.

C. SCOTT GIBSON has served as a Director of Pixelworks since May 2002 and currently serves on public company boards as his full time professional job. From January 1983 through February 1992, Mr. Gibson co-founded and served as President of Sequent Computer Systems, Inc., a computer systems company. Prior to co-founding Sequent, Mr. Gibson served as General Manager, Memory Components Operation, at Intel Corporation. Since March 1992, Mr. Gibson has been an angel investor and a Director for high technology companies. Mr. Gibson is Chairman of the Board of Radisys Corporation (NASDAQ: RSYS), and serves on the Boards of Northwest Natural Gas Company (NYSE: NWN) and TriQuint Semiconductor, Inc. (NASDAQ: TQNT). Mr. Gibson also served on the board of directors of Verigy, Ltd. (NASDAQ: VRGY) until it was acquired by Advantast Corp. (NYSE: ADR) in July 2011. Mr. Gibson’s semiconductor expertise and experience in the high-technology industry provide him with a deep understanding of our business.  Mr. Gibson’s significant experience as a director of other public companies provides him with a current working knowledge of business and economic trends that affect our industry. Mr. Gibson’s prior experience co-founding and leading Sequent Computer Systems, along with other senior management positions he has held, provides him with insight into a range of issues that face Pixelworks.  Through his board experience, Mr. Gibson has worked extensively with compensation consultants, and has gained a thorough knowledge of executive compensation trends and practices. Mr. Gibson holds a B.S.E.E. and an M.B.A. from the University of Illinois.
DANIEL J. HENEGHAN has served as a Director of Pixelworks since April 2006. Mr. Heneghan currently serves as an advisor to the semiconductor industry. From 1999 to 2005, he served as Vice President and Chief Financial Officer of Intersil Corporation, a world leader in the design and manufacture of high performance analog solutions. From 1980 to 1999, Mr. Heneghan worked in various management positions in finance, information technology, purchasing and operations for Harris Corporation, an international communications and information technology company serving government and commercial markets, including the position of Vice President and Controller of Harris Semiconductor Corporation, which he held from 1996 until leaving the company. Since February 2006, Mr. Heneghan has served on the board of directors of NTELOS Holdings Corp. (NASDAQ: NTLS), a provider of wireless communication services. Since November 2008, Mr. Heneghan has also served on the Board of Directors of Micrel, Inc. (NASDAQ: MCRL), a manufacturer of integrated circuit solutions. Since July 2010, Mr. Heneghan has also served on the Board of Directors for Freescale Semiconductor, Inc. (NYSE: FSL), a provider of embedded processing solutions. Mr. Heneghan’s role as an advisor to the semiconductor industry brings the Company access to relationships with key industry participants and a current working knowledge of practices and developments in the industry. Additionally, Mr. Heneghan has experience directly managing companies that are complementary to, and face similar issues to those faced by Pixelworks. His leadership experience extends to financial and information technology oversight of large companies, which makes him particularly well suited to work with the Company on risk management and oversight. Mr. Heneghan’s service on the audit committee of three other publicly traded companies provides him with significant experience with financial and accounting developments. He is a graduate of Quincy University with a B.S. in accounting. Mr. Heneghan also earned an M.B.A. from Western Illinois University.
RICHARD L. SANQUINI has served as a Director of Pixelworks since February 2010. Mr. Sanquini currently serves as a consultant to the semiconductor industry, and has served on the Board of Directors of Synaptics Incorporated (NASDAQ: SYNA), a publicly-held developer and supplier of custom-designed human interface solutions, since 1994. Additionally, he serves on the Board of Directors of three private companies, WaveConnex Inc., Validity Sensors, Inc. and R2 Semiconductor Inc. Mr. Sanquini also served as the former Chairman of the Board of PortalPlayer, Inc., a publicly-held, fabless chip manufacturer from November 2002 until it was acquired by NVIDIA Corporation in 2007, and served on the Board of Directors of ZiLOG, Inc. (NASDAQ: ZILG), a publicly-held fabless semiconductor supplier of microprocessors and microcontrollers until it was acquired by IXYS Corporation in February 2010. Previously and until his retirement, Mr. Sanquini worked for National Semiconductor Corporation for 20 years, where he managed key business units, including microprocessors and microcontrollers, served as Chief Technology Officer, managed business development and intellectual property protection, and was Chairman of the Board for two China joint ventures. Prior to this, he served in various executive positions at RCA. Mr. Sanquini’s experience in senior management positions and his experience with intellectual property protection and China operations, provide him with specific knowledge that is valuable to the Board’s understanding of our business.  His current service on complementary public company boards allows him to draw on experiences and knowledge from across the industry, and enables him to identify best practices and developments.  Mr. Sanquini has served as a chairman and member of the audit and compensation committees, and as a member of the nominations and corporate governance committees, of other public company boards, which supports his knowledge of corporate governance trends and regulatory requirements. Mr. Sanquini holds a B.S. in Electrical Engineering from the Milwaukee School of Engineering, Wisconsin, and has completed the Accounting Essentials Program for Corporate Directors at Columbia University.

BRADLEY J. SHISLER has served as a Director of Pixelworks since February 2012. Mr. Shisler currently serves on the board of directors of Navarre Corporation (NASDAQ: NAVR), a distributor and provider of complete logistics solutions for traditional and internet-based retail channels, and on the board of directors of RealManage Holdings, Inc., a community association management company. Mr. Shisler is also an employee of CPMG, Inc., a Dallas-based investment management company. Previously, Mr. Shisler served as a partner in Blue River Partners, L.L.C. from September 2007 until December 2008. Prior to that time, Mr. Shisler was a principal of Willis Stein & Partners, a Chicago-based private equity fund. While at Willis Stein, Mr. Shisler served on the boards of directors of Baker & Taylor Corporation, a leading national distributor of books, DVDs and music; CompuPay, Inc., a provider of outsourced payroll processing, tax filing and other related services; National Veterinary Associates, Inc., an owner and operator of 96 companion animal veterinary hospitals throughout the U.S.; and Ziff Davis Media Inc., an integrated media company focused on the technology and video game markets. Mr. Shisler’s director qualifications include his deep experience with the development of corporate strategy and the oversight of its implementation that results from the active involvement in the direction of numerous companies in a variety of industries. Mr. Shisler has extensive private equity experience where he has evaluated hundreds of businesses for potential investment. Mr. Shisler holds a B.S. in Chemical Engineering and a B.A. in Political Science from Rice University and an M.B.A., with distinction, from the Kellogg School of Management at Northwestern University.
BRUCE A. WALICEK has served as a Director of Pixelworks since May 2005 and has served as Chief Executive Officer and President of Pixelworks since January 2008. From 2003 through Mr. Walicek’s election to the Company’s Board in May 2005, Mr. Walicek served as a consultant to Pixelworks. In 2007, Mr. Walicek was an Executive in Residence at Sevin Rosen Funds. From 2003 through 2006, Mr. Walicek was employed by Worldview Technology Partners, a leading venture capital firm focused on building leading U.S. technology companies. From 1996 to 2003, Mr. Walicek was employed by Deutsche Bank. As part of their Global Investment Banking Group, he led their Semiconductor Investment Banking effort and was involved in raising over $3 billion for companies ranging from venture backed startups to large multinational firms. From 1996 to 1999, he was a Senior Equity Research Analyst covering the semiconductor and EDA industries. Before entering the financial services industry in 1996, Mr. Walicek held a number of executive positions over a 16 year career in the semiconductor industry at firms such as Texas Instruments Incorporated, VLSI Technology, Inc. and Cirrus Logic, Inc. Mr. Walicek’s leadership and in-depth knowledge of the operations of the Company contribute to informed decision making at the Board level. In addition, his prior experience as a venture capitalist, investment banker and executive at complementary semiconductor companies provides him with critical analysis and decision making skills, deep relationships within our industry and knowledge of best-practices across the key functions of an organization. Mr. Walicek holds a B.S. in Mathematics from Texas State University and an M.B.A. from Santa Clara University.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS
VOTE FOR THE ELECTION OF EACH OF ITS NOMINEES FOR DIRECTOR.

PROPOSAL NO. 2: APPROVAL OF AMENDMENT TO THE 2006 STOCK INCENTIVE PLAN

Overview

The Board is proposing the amendment to the Pixelworks, Inc. 2006 Stock Incentive Plan (the “2006 Plan”) in order to provide additional long-term incentives to all of Pixelworks’ employees, executive officers and directors, as well as to maintain competitive compensation packages. The Board believes the number of shares of our common stock currently available under the 2006 Plan does not give us sufficient authority and flexibility to adequately provide for future incentives. This proposal increases the number of shares authorized for issuance under the 2006 Plan to provide shares for future grants to be issued to both new and existing employees, executive officers and directors. Accordingly, the Board has adopted a resolution proposing an amendment to the 2006 Plan that would increase the aggregate number of shares of our common stock that may be issued under the 2006 Plan by 1,000,000 to a total of 5,483,333 shares and has directed that it be submitted for approval at the Annual Meeting. The proposed amendment would also extend the term of the 2006 Plan to May 15, 2022 with respect to the increased share pool.

As of March 20, 2012, awards to purchase 5,421,500 shares of our common stock have been granted pursuant to the 2006 Plan, 1,104,985 shares have been canceled and returned to the unissued share pool, and 166,818 shares remain available for grant. For a description of the 2006 Plan, see “Summary Description of the 2006 Stock Incentive Plan” below.

If shareholders do not approve this proposal, the current share limits under, and other terms and conditions of, the 2006 Plan will continue in effect.

Summary Description of the 2006 Stock Incentive Plan

In 2006, the Board adopted, and our shareholders approved, the 2006 Plan, under which 1,333,333 shares of our common stock were initially reserved for issuance. On May 20, 2008, our shareholders approved an increase to the total number of authorized shares to 2,333,333, on May 19, 2009, our shareholders approved an increase to the total number of authorized shares to 3,483,333 and on May 18, 2010 our shareholders approved an increase to the total number of authorized shares to 4,483,333.

The principal terms of the 2006 Plan are summarized below. The following summary is qualified in its entirety by the full text of the 2006 Plan, which has been filed as Appendix A to this Proxy Statement that was filed electronically with the Securities and Exchange Commission (“SEC”) and can be reviewed on the SEC’s website at www.sec.gov. You may also obtain, free of charge, a copy of the 2006 Plan by writing to our Secretary, care of Pixelworks, Inc. at 224 Airport Parkway, Suite 400, San Jose, CA 95110.
Eligibility

All of our employees, directors and consultants are eligible to participate in the 2006 Plan. As of March 20, 2012, we have approximately 235 full-time employees and eight non-employee directors.

Administration

The 2006 Plan is required to be administered by the Board or a committee appointed by the Board. The 2006 Plan is currently administered by the Compensation Committee of the Board, which is composed of members that are “disinterested persons” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”). All questions of interpretation or application of the 2006 Plan are determined in the sole discretion of the Board or the Compensation Committee, whose decisions are final, conclusive and binding upon all participants. Members of the Board are permitted to participate in the 2006 Plan.

Subject to the provisions of the 2006 Plan, the Compensation Committee has the authority to construe and interpret the 2006 Plan, to prescribe, adopt, amend and rescind rules and regulations relating to the administration of the 2006 Plan and to make all other determinations necessary or advisable for its administration. Subject to the limitations of the 2006 Plan, the Compensation Committee also selects from among the eligible persons those individuals who will receive awards under the 2006 Plan, the type(s) of award(s) any such individual will receive and the terms of any such awards.

No Repricing

In no case (except due to an adjustment to reflect a stock split or similar event or any repricing that may be approved by shareholders) will any adjustment be made to a stock option or stock appreciation right (“SAR”) award under the 2006 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per share exercise or base price of the award.

Shares Subject to the 2006 Plan

The maximum cumulative aggregate number of shares of our common stock to be issued under the 2006 Plan and currently approved by shareholders is 4,483,333, subject to adjustment as described below. At the Annual Meeting, the shareholders are being asked to approve an amendment of the 2006 Plan to increase the number of shares of common stock reserved for issuance thereunder by 1,000,000 shares.

Since May 19, 2009, shares issued in respect of any “full-value award” granted under the 2006 Plan count against the share limit described above as 1.33 shares for every one share issued in connection with the award. For example, if the Company granted a stock bonus award covering 100 shares of its common stock under the 2006 Plan, 133 shares would be charged against the share limit with respect to that award. For this purpose, a “full-value award” generally means any award granted under the 2006 Plan other than a stock option or SAR. Stock options and SARs will be counted against the share limit on a share-for-share basis.

Shares that are subject to or underlie awards which expire or for any reason are canceled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2006 Plan will again be available for subsequent awards under the 2006 Plan. The following types of shares will not be available for future award grant purposes under the 2006 Plan: (1) shares subject to a stock option or SAR that are not issued or delivered as a result of the net settlement of the award; (2) shares used to pay the exercise price or withholding taxes related to an outstanding award; or (3) shares repurchased on the open market using the proceeds of the exercise of a stock option.

No employee may receive options or SARs under the 2006 Plan that cover more than 250,000 shares cumulatively in any fiscal year, except that options or SARs covering up to an additional 250,000 shares may be granted in connection with a person’s initial employment with the Company.

Types of Awards

Under the 2006 Plan we can grant stock options and stock-settled SARs. However, only employees may receive Incentive Stock Options. The 2006 Plan also allows us to grant to our employees, directors and consultants awards of restricted stock, stock bonuses and other forms of awards granted or denominated in the Company’s common stock or units of the Company’s common stock.

Stock Options: The Compensation Committee may grant stock options to participants subject to the terms and conditions established by the Compensation Committee. A stock option represents a right to purchase a specified number of shares of our common stock during a specified period. A stock option may be in the form of an Incentive Stock Option or a stock option that does not qualify for incentive treatment (a “Nonqualified Stock Option”) under the U.S. Internal Revenue Code (the “Code”). The option award agreement will specify the vesting, exercisability and other terms of the award. The maximum term of an option granted under the 2006 Plan is six years.

SARs: The Compensation Committee may grant SARs to participants subject to the terms and conditions established by the Compensation Committee. The term of a SAR may not exceed six years. When exercised, a SAR entitles the participant to a payment based on the excess of the fair market value of a share of common stock on the exercise date over the fair market value of a share of common stock on the grant date. Payment shall be made solely in shares of our common stock. The SAR award agreement will specify the vesting, exercisability and other terms of the award.

Exercise or Purchase Price

The exercise price of each Incentive Stock Option, Non-qualified Stock Option and SAR granted under the 2006 Plan will be determined by the Compensation Committee, but will be not less than 100% of the “Fair Market Value” (as defined in the 2006 Plan) of our common stock on the date of grant (or 110% of Fair Market Value in the case of an Incentive Stock Option granted to an employee who at the time owns more than 10% of the total combined voting power of all classes of the capital stock of the Company). Whether an option granted under the 2006 Plan is intended to be an Incentive Stock Option or a Nonqualified Stock Option will be determined by the Compensation Committee at the time the Compensation Committee acts to grant the option and will be set forth in the related stock option agreement. “Fair Market Value” for purposes of the 2006 Plan means the closing price of a share of common stock on a national exchange on which shares of common stock are then trading, if any, on the last market trading day on or before the grant date. If there is no listing or trading of common stock either on a national exchange or over-the-counter, the price will be determined by the Compensation Committee in its discretion. On March 20, 2012, the Fair Market Value was $2.36 per share based on the closing price of the common stock as reported on the NASDAQ Global Market.

In the discretion of the Compensation Committee, the exercise price of any option or SAR granted under the 2006 Plan and the sale price of any shares sold under the 2006 Plan will be payable in full in cash, by check or by the optionee’s promissory note (subject to any limitations of applicable law) delivered at the time of exercise. In the discretion of the Compensation Committee and upon receipt of all regulatory approvals, an optionee may be permitted to deliver as payment in whole or in part of the exercise price certificates for our common stock or other property deemed appropriate by the Compensation Committee. So-called cashless exercises as permitted under applicable rules and regulations of the Securities and Exchange Commission and the Federal Reserve Board also will be permitted in the discretion of the Compensation Committee.

Irrespective of the manner of payment of the exercise price of an option or the purchase price for shares, the delivery of shares pursuant to the exercise or purchase will be conditioned upon payment by the optionee or purchaser of amounts sufficient to enable us to pay all applicable federal, state and local withholding taxes.

Transferability of Awards

An award granted under the 2006 Plan will be nontransferable by the recipient other than by will or the laws of descent and distribution and will be exercisable during the recipient’s lifetime only by the recipient or by his or her guardian or legal representative. More particularly, an award may not be assigned, transferred (except as provided in the preceding sentence), pledged or hypothecated (whether by operation of law or otherwise), and will not be subject to execution, attachment or similar process.

Conditions to Issuance of Stock Certificates; Legends

In order to enforce any restrictions imposed upon common stock issued upon exercise of any option or SAR granted under or any shares sold or issued pursuant to the 2006 Plan, the Compensation Committee may cause a legend or legends to be placed on any share certificates representing such common stock.

Adjustments upon Changes in Capitalization, Merger and Consolidation

If our outstanding shares of common stock are changed into or exchanged for cash or a different number or kind of shares or securities of Pixelworks or of another corporation through reorganization, recapitalization, reclassification, stock split-up, reverse stock split, stock dividend, stock consolidation, stock combination, stock reclassification or similar transaction, an appropriate adjustment will be made by the Compensation Committee in the number and kind of shares as to which awards may be granted, as well as in the price per share of the common stock covered by each outstanding award. In the event we sell all or substantially all of our assets or merge with or into another company, the Compensation Committee may (a) arrange to have the surviving or successor entity assume or grant replacement options with appropriate adjustments in the number and kind of securities and option prices, or (b) accelerate the vesting of and shorten the period during which options are exercisable. No fractional shares of common stock will be issued on account of any of the foregoing adjustments.

If we are dissolved or liquidated, each outstanding award will terminate immediately prior to the consummation of the dissolution or liquidation unless the Compensation Committee, in its sole discretion, declares that all awards will terminate as of a fixed date and accelerates the vesting schedule of all outstanding awards.

Amendment and Termination

The Board may at any time suspend, amend or terminate the 2006 Plan and may, with the consent of an award holder, make such modifications to the terms and conditions of such recipient’s award as it deems advisable; provided, however, that the Company must obtain shareholder approval of any amendment to the extent necessary to comply with Rule 16b-3 or with Section 422 of the Code or with rules promulgated by NASDAQ. The amendment, suspension or termination of the 2006 Plan will not, however, without the consent of the participant to be affected, alter or impair any rights or obligations under any award.

Privileges of Stock Ownership

A participant in the 2006 Plan will not be entitled to the privilege of stock ownership as to any shares of common stock unless and until they are actually issued to the participant.

Termination

Unless earlier terminated by the Board or the Compensation Committee, the 2006 Plan will terminate automatically as of the close of business on the day preceding the tenth anniversary date of its adoption by the Board. The termination of the 2006 Plan will not affect the validity of any award agreement outstanding at the date of such termination. However, if the shareholders approve an increase in the number of shares available for issuance under the 2006 Plan, the increased number of shares may be issued for up to ten (10) years from the date of approval of such increase.

Certain United States Federal Income Tax Consequences to Recipients of Awards

The following is only a summary of certain United States federal income tax consequences to recipients of awards under the 2006 Plan and is for general information purposes only. This summary is based on the United States federal income tax laws now in effect, and as currently interpreted, and does not take into account possible changes in such laws or interpretations. Furthermore, this summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Code to the extent an award is subject to and does not satisfy the rules promulgated thereunder, nor does it describe state, local or foreign tax consequences. This summary does not consider the United States federal income tax consequences to recipients in light of their individual circumstances or to recipients subject to special treatment under the federal income tax laws. THIS SUMMARY IS NOT INTENDED AS TAX ADVICE TO ANY PERSON AND RECIPIENTS OF AWARDS SHOULD CONSULT THEIR OWN TAX ADVISORS FOR ANY FEDERAL, STATE, LOCAL AND FOREIGN TAX EFFECTS ON THEIR INDIVIDUAL CIRCUMSTANCES.

Under the Internal Revenue Code, neither the grant nor the exercise of Incentive Stock Options is a taxable event to the optionee (except to the extent an optionee may be subject to alternative minimum tax); rather, the optionee is subject to tax only upon the sale of the common stock acquired upon exercise of the Incentive Stock Option. Upon such a sale, the entire difference between the amount realized upon the sale and the exercise price of the option will be taxable to the optionee. Subject to certain holding period requirements, such difference will be taxed as a capital gain rather than as ordinary income.

Recipients who receive Nonqualified Stock Options or SARs will be subject to taxation upon exercise of such options or SARs on the spread between the Fair Market Value of the common stock on the date of exercise and the exercise price of such options or SARs. This spread is treated as ordinary income to the recipient, and the Company is permitted to deduct as a compensation expense a corresponding amount. Nonqualified Stock Options and SARs do not give rise to a tax preference item subject to the alternative minimum tax.

The current federal income tax consequences of other awards authorized under the 2006 Plan generally follow certain basic patterns: nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the Fair Market Value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); stock bonuses, stock units and other stock-based awards are generally subject to tax at the time of payment; and compensation otherwise effectively deferred is taxed when paid. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.

If an award is accelerated under the 2006 Plan in connection with a “change in control” (as this term is used under the Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration if it exceeds certain threshold limits under the Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) of the Code may not be permitted to be deducted by the Company in certain circumstances.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2006 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE SERVICE PROVIDER MAY RESIDE.

Specific Plan Benefits

The Company has not approved any awards under the 2006 Plan that are conditioned upon shareholder approval of the proposed amendment. If the additional shares that will be available under the 2006 Plan if shareholders approve the proposed amendment had been available for award purposes in fiscal 2011, the Company expects that its award grants for fiscal 2011 would not have been substantially different from those actually made under the 2006 Plan.

The grant of additional stock-based awards under the 2006 Plan in the future and the nature of any such awards are subject to the discretion of the Compensation Committee (or, in the case of awards to non-employee directors, the Board). Accordingly, the number, amount and type of awards to be received by or allocated to eligible employees and directors under the 2006 Plan as a result of the proposed amendment in the future cannot be determined.

Other

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and certain other executive officers in any taxable year of the Company. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. One requirement is shareholder approval of (i) the performance criteria upon which performance-based awards may be based, (ii) the annual per-participant limits on grants and (iii) the class of employees eligible to receive awards. In the case of performance-based awards, other requirements generally are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. In the case of stock options and SARs, other requirements are that the option or SAR be granted by a committee of at least two outside directors and the exercise price of the stock option or SAR not be less than the fair market value.

Shareholder approval of the 2006 Plan also constitutes approval of the performance criteria upon which performance-based awards that are intended to be deductible by the Company under Section 162(m) of the Code may be made, however, the Company cannot guarantee that awards granted under the 2006 Plan will qualify as performance-based compensation under Section 162(m).

The 2006 Plan is not a tax-qualified deferred compensation plan under 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

Aggregate Past Grants Under the 2006 Plan
As of March 20, 2012, awards covering 5,421,500 shares of the Company’s common stock had been granted under the 2006 Plan (this number of shares includes shares subject to awards that expired or terminated without having been exercised or paid and became available for new award grants under the 2006 Plan). Since May 19, 2009, this has been a fungible share plan and full value shares are removed from the pool at a rate of 1.33x the actual number of shares. The following table shows information regarding the distribution of those awards among the persons and groups identified below.

Name and Position	Stock Option Grants	Restricted Stock Grants	Total
Named Executive Officers:
Bruce A. Walicek	631,655	100,000	731,655
President and Chief Executive Officer
Steven L. Moore	361,665	—	361,665
Vice President, Chief Financial Officer, Treasurer and Secretary
John Y. Lau	296,666	—	296,666
Senior Vice President, Foundry, IP and EDA
Current Executive Officer Group (including all of the Named Executive Officers and all other executive officers)	2,509,959	108,000	2,617,959

Non-Employee Director Group:
Steven R. Becker	10,000	—	10,000
Mark A. Christensen	15,999	16,000	31,999
Barry L. Cox	10,000	24,000	34,000
Stephen L. Domenik	10,000	32,000	42,000
C. Scott Gibson	15,999	16,000	31,999
Daniel J. Heneghan	15,999	16,000	31,999
Richard L. Sanquini	10,000	40,000	50,000
Bradley J. Shisler	10,000	—	10,000
Total for Non-Executive Director Group	97,997	144,000	241,997
All employees, including all current officers who are not executive officers, as a group	2,212,887	236,000	2,448,887
Effect of Fungible Feature	—	112,657	112,657
Aggregate Past Grants	4,820,843	600,657	5,421,500
Cancellations	(1,067,920)	(37,065)	(1,104,985)
Effective Grants	3,752,923	563,592	4,316,515
Shares Available for Grant			166,818
Total 2006 Plan Shares			4,483,333

Mr. Walicek and each of the non-executive directors identified above is a nominee for re-election as a director at the Annual Meeting.

Equity Compensation Plans
For more information on our equity compensation plans, please see the section titled “Information About Our Equity Compensation Plans” below.

Vote Required for Approval

The Board believes that approval of amendment to the Pixelworks, Inc. 2006 Stock Incentive Plan will promote the Company’s interests and the interests of its shareholders and continue to enable the Company to attract, retain and reward persons important to its success.
All members of the Board and all of the Company’s executive officers are eligible for awards under the 2006 Plan and thus have a personal interest in the approval of the amendments to the 2006 Plan.

The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting will be required to approve this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF AMENDMENT TO THE PIXELWORKS, INC. 2006 STOCK INCENTIVE PLAN AS DESCRIBED ABOVE AND SET FORTH IN APPENDIX A HERETO.

PROPOSAL NO. 3: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board (the “Audit Committee”) has appointed KPMG LLP, independent registered public accounting firm, as the auditors of the Company for the year ending December 31, 2012. The submission of this matter for approval by shareholders is not legally required; however, as a matter of good corporate practice, our shareholders are being asked to ratify this appointment. Before selecting KPMG LLP, the Audit Committee considered the firm’s qualifications as independent registered public accountants and concluded that based on its prior performance and its reputation for integrity and competence, it is qualified.
In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if the Audit Committee determines that such a change would be in the best interest of the Company and its shareholders.
Representatives of KPMG LLP will be at the Annual Meeting and will be available to respond to appropriate questions. They do not plan to make a statement, but will have the opportunity to make one if they wish.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP TO SERVE AS THE
COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR
THE FISCAL YEAR ENDING DECEMBER 31, 2012.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership as of March 20, 2012 of our common stock by:

(i)	Each person known by the Company to be the beneficial owner of more than five percent of the Company’s common stock;

(ii)	Each Director and each Director nominee of the Company;

(iii)	Each Named Executive Officer (as defined below) of the Company; and

(iv)	All executive officers and Directors as a group.
Amounts reported under “Number of Shares of Common Stock Beneficially Owned as of March 20, 2012” include the number of shares subject to stock options and restricted stock units (“RSUs”) that become exercisable or vest within 60 days of March 20, 2012 (which are shown in the columns to the right).

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned as of March, 20 2012	Percentage of Common Stock Outstanding	Number of Shares Subject to Options Exercisable as of March 20, 2012 or Which Become Exercisable Within 60 Days of This Date	Number of RSUs That Vest Within 60 Days of March 20, 2012
Becker Drapkin Management L.P. and affiliated entities (2) (3)	2,686,185	15.0%	—	—
Renaissance Technologies LLC (4)	941,697	5.3%	—	—
Stephen R. Becker (2) (3)	2,686,185	15.0%	—	—
Mark A. Christensen	64,667	*	10,972	8,000
Barry L. Cox	—	*	—	—
Stephen L. Domenik	106,956	*	4,375	8,000
C. Scott Gibson	66,511	*	10,972	8,000
Daniel J. Heneghan	50,305	*	10,972	8,000
Richard L. Sanquini	41,625	*	5,625	8,000
Bradley J. Shisler (2) (3)	—	*	—	—
Bruce A. Walicek	753,616	4.2%	440,833	—
Steven L. Moore	383,622	2.1%	258,331	—
John Y. Lau	273,690	1.5%	242,312	—
Directors and executive officers as a group (17 persons)	5,391,375	30.1%	1,668,596	40,000

*	Less than 1%.

(1)
Unless otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole investment and voting power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed above is c/o Pixelworks, Inc., 224 Airport Parkway, Ste. 400, San Jose, California 95110.

(2)
Based on Schedule 13D/A filed on February 10, 2012 on behalf of Becker Drapkin Management L.P., Becker Drapkin Partners (QP), L.P., Becker Drapkin Partners, L.P., BD Partners IV, L.P., BC Advisors, LLC, Steven Becker, Bradley Shisler and Matthew Drapkin (the “13D Shareholder Group”) and a Form 4 filed on February 13, 2012 by Steven Becker. Becker Drapkin Partners (QP), L.P., Becker Drapkin Partners, L.P. and BD Partners IV, L.P. report sole voting power over 1,616,216, 240,269 and 829,700 shares, respectively. Steven Becker and Matthew Drapkin may be deemed to beneficially own such Common Stock as they are co-managing members of BC Advisors, LLC, which is the general partner of Becker Drapkin Management L.P. (of which Mr. Becker and Mr. Drapkin are also limited partners), and Becker Drapkin Management L.P. is the general partner of, and investment manager for, each of Becker Drapkin Partners (QP), L.P., Becker Drapkin Partners, L.P. and BD Partners IV, L.P. Mr. Becker and Mr. Drapkin disclaim beneficial ownership in such Common Stock, except to the extent of their pecuniary interest therein. Mr. Shisler is a member of the 13D Shareholder Group but disclaims beneficial ownership of any shares of common stock owned by any other Reporting Person, as that term is defined in the schedule 13D/A. The address of the reporting persons is 300 Crescent Court, Suite 1111, Dallas, Texas 75201.

(3)
The Company entered into a standstill agreement with Becker Drapkin Mangement L.P. and related entities ("Becker Drapkin"), which is included as Exhibit 10.1 to the Company's Current Report on Form 8-K, filed on February 10, 2012. The standstill agreement requires Becker Drapkin to vote with the board on certain matters and prevents Becker Drapkin from taking certain actions, including participating in any sale transaction or tender offer that is not approved by our Board. There is no restriction, however, on Becker Drapkin’s ability to vote against a sale transaction that is approved by our Board.

(4)
Based on Schedule 13G/A filed on February 13, 2012 by Renaissance Technologies LLC (“RTC”), jointly with Renaissance Technologies Holding Corporation (“RTHC”). RTHC reported beneficial ownership with respect to the 941,697 shares beneficially owned by RTC due to their majority ownership of RTC. The address of the reporting persons is 800 Third Avenue, New York, NY 10022.

Section 16(a) Beneficial Ownership Reporting Compliance
Based solely on our review of Forms 3 and 4, and any amendments thereto, furnished to the Company and written representations from reporting persons, we believe that during 2011, all filing requirements applicable to our executive officers and Directors under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), were met in a timely manner, other than a Form 4 that was filed by Mr. Tzoyao (T) Chan on June 8, 2011 for the exercise of stock options on May 26, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Historically, we have not entered into transactions with related persons. During the year ended December 31, 2011, there were no relationships or transactions involving any of our Directors or executive officers for which disclosure is required under the rules of the SEC.
In accordance with the charter of the Audit Committee of the Board, the Audit Committee is responsible for reviewing all related party transactions for potential conflicts of interest. The Company will not enter into any related party transactions without prior Audit Committee approval or ratification. Related party transactions are those that are required to be disclosed under applicable SEC rules. Currently, this review and approval requirement applies to any transaction in which the amount involved exceeds $120,000, and in which any of the following persons will have a direct or indirect material interest: (a) any of our Directors or executive officers, (b) any nominee for election as a Director, (c) any security holder who is known to us to own of record or beneficially more than five percent of our common stock, or (d) any member of the immediate family of any of the persons described in the foregoing clauses (a) through (c).
In the event that management becomes aware of any related person transaction, management will present information regarding the proposed transaction to the Audit Committee for review. In its review, the Audit Committee will take into account any information regarding the transaction or related person that would be material to investors in light of the particular circumstances, which information may include the following:

•	The related person’s interest in the transaction;

•	The impact on a Director’s independence;

•	The approximate dollar value of the amount involved in the transaction;

•	The approximate dollar value of the amount of the related person’s interest in the transaction;

•	Whether the transaction was undertaken in the ordinary course of business;

•	Whether the terms of the transaction are no less favorable to the Company than terms that could have been reached with an unrelated party;

•	The availability of other sources for comparable products or services; and

•	The purpose, and potential benefits to the Company, of the transaction.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

Board Responsibilities
The Board is governed by our Corporate Governance Guidelines, which can be found on our website at www.pixelworks.com. The Board’s primary responsibilities include:

•	Understanding the factors that determine the Company’s success and the risks and problems that affect it;

•	Understanding, reviewing, approving and overseeing fundamental business strategies, financial strategies and major corporate actions;

•	Nominating Directors, reviewing the structure and operation of the Board and overseeing effective corporate governance;

•	Establishing a corporate environment that promotes timely and effective disclosure, financial accountability, high ethical standards and compliance with all applicable laws and regulations;

•	Understanding the results of operations and financial condition of the Company;

•	Evaluating the performance of the Company’s senior executives and taking action where appropriate;

•	Approving the compensation of the Company’s senior executives and overseeing succession planning for these executives; and

•	Providing advice and assistance to the Company’s senior executives.

Board Structure
Our Board currently consists of nine Directors and is divided into three Classes serving staggered terms. Additional details regarding our Director Classes, is described above in “Proposal No. 1: Election of Directors.” The Board believes that there should be a majority of independent Directors on the Board. The current Board members include eight independent Directors and one member of our senior management.

Board Leadership Structure
Both independent and management Directors, including the Chief Executive Officer (“CEO”), are eligible for appointment as Chairman of the Board. Currently, the functions of Chairman of the Board and CEO are separated. Among the duties of the Chairman is the management of the Board, including prioritizing current matters in front of the Board and setting the agenda for meetings with the input of management. Mr. Sanquini has served as Chairman of the Board since July 2010. The CEO manages the Company and is accountable for corporate performance. Mr. Walicek has served as CEO and President of Pixelworks since January 2008 and has served on the Board since May 2005.
The Board believes that there may be advantages to having an independent chairman for matters such as facilitating communications between the Board, the CEO, and other senior management and assisting the Board in reaching consensus on particular strategies and policies.

Director Independence
The Board affirmatively determines the independence of each Director and nominee for election as a Director in accordance with the elements of independence set forth in applicable NASDAQ and SEC rules. In the beginning of 2012, the Board conducted a review of Director independence, which included a review of all relevant transactions, if any, or relationships between each Director or any of his or her family members and the Company, any member of our senior management or our independent registered public accounting firm. As a result of this review, the Board affirmatively determined all of our Directors, except Bruce Walicek, our CEO, are independent as defined by the applicable rules of the SEC and NASDAQ and have no relationship with the Company, except as a Director and shareholder. The independent Directors, namely Steven Becker, Mark Christensen, Barry L. Cox, Stephen Domenik, C. Scott Gibson, Daniel Heneghan, Richard Sanquini, and Bradley Shisler constitute a majority of the members of the Board. Notwithstanding the above, Mr. Becker and Mr. Shisler qualify as affiliates of the Company due to their membership in a 13D 10% shareholder group and do not meet the independence requirements for service on the Company’s Audit Committee.
As required under applicable NASDAQ listing standards, in the 2011 fiscal year, our independent Directors regularly met in scheduled executive sessions at which only independent Directors were present.

Board Oversight of Risk
Management continually monitors the material risks facing the Company, including financial, strategic, operational, and legal and compliance risks. An overall review of risk is inherent in the Board’s ongoing consideration of the Company’s long-term strategies, transactions and other matters presented to and discussed by the Board. Additionally, the Board formally reviews the Company’s risk management at least annually, after receiving a report from the CEO and Chief Financial Officer (“CFO”). This annual review includes a discussion of the likelihood and potential magnitude of various risks, as well as any actions management has taken to limit, monitor or control the risks. The CEO and CFO also report to the Board, in a timely manner, events that arise that present material risks to the Company or that materially and adversely change previously identified risks. Additionally, although the full Board has responsibility for overall risk oversight, the Audit Committee annually reviews the Company’s investment policy, corporate information technology policy and risks related to currency fluctuations, and the Compensation Committee of the Board (the “Compensation Committee”) seeks to avoid creating incentives for employees to take excessive or inappropriate risks when establishing and administering compensation programs. In performing these functions, these committees assess the appropriateness of the Company’s policies relevant to these risks and consider changes to such policies as appropriate.

Board and Committee Meetings
Our Board holds regularly scheduled quarterly meetings and also holds special meetings and acts by written consent from time to time, as appropriate. At each quarterly Board meeting, time is set aside for the independent Directors to meet without management present. Our Board met seven times during 2011.
We have adopted a policy that requires a majority of Directors to attend annual meetings either in person or via telephone conference. Five of our seven Directors on the Board in 2011 attended the 2011 annual meeting and each incumbent Director attended 75% or more of the Board meetings and meetings of the committees on which they served during the last fiscal year.

Standing Committees of the Board
The Board has adopted written charters for three of its four standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee which are available on our website at www.pixelworks.com. Although the Board intends to do so, a charter for the Strategic Partnership Committee has not yet been adopted.
The Board has determined that all members of all committees are independent Directors as defined by the applicable rules of the SEC and NASDAQ and that all members satisfy the relevant SEC requirements for members of such committees.
Audit Committee
The Audit Committee provides objective oversight of corporate accounting, financial reporting practices and financial statement audits of the Company and has the responsibility to select, evaluate and, where appropriate, replace the Company’s independent registered public accounting firm and is directly responsible for the oversight of the work of such independent registered public accounting firm. The Audit Committee reviews and discusses with management and the Company’s independent registered public accounting firm the Company’s audited financial statements and the effectiveness of the accounting and financial controls of the Company.
The current members of the Audit Committee are Directors Daniel Heneghan, who chairs the committee, Stephen Domenik and C. Scott Gibson, who was appointed in January 2012. James Fiebiger served on the Audit Committee until his death on November 26, 2011. After reviewing the qualifications of the members of the Audit Committee, the Board has determined that each member meets the financial experience requirements under the rules of the SEC and NASDAQ. In addition, the Board has determined that Daniel Heneghan and C. Scott Gibson qualify as audit committee financial experts as defined by the SEC rules.
Mr. Heneghan qualifies as an audit committee financial expert by virtue of his service as chair of our audit committee since 2006 and service on the audit committees of NTELOS Holdings Corp. (NASDAQ: NTLS), Micrel, Inc. (NASDAQ: MCRL) and Freescale Semiconductor, Inc. (NYSE: FSL). Mr. Heneghan is also qualified by virtue of his professional experience which includes service as the Chief Financial Officer of Intersil Corporation from 1999 until 2005 and various financial management positions at Harris Corporation from 1980 to 1999, including as Vice President and Controller, Division Controller of the semiconductor business, Director of Planning and Director of Finance. Additionally, Mr. Heneghan holds a B.S. in accounting from Quincy University and an M.B.A. from Western Illinois University.

Mr. Gibson qualifies as an audit committee financial expert by virtue of his prior service on our audit committee from 2002 through 2010, current service on the audit committees of Radisys Corporation (NASDAQ: RSYS) and TriQuint Semiconductor, Inc. (NASDAQ: TQNT) as well as past service on the audit committees of Verigy Ltd (NASDAQ: VRGY), Inference Corp. (NASDAQ: INFR), and Integrated Measurement Systems (NASDAQ: IMSC). He also chaired the Finance and Audit committee of the Oregon Health and Science University Governing Board from 2000-2009. Additionally, Mr. Gibson served as CFO and Senior VP Operations for Sequent Computer Systems (NASDAQ: SQNT) from 1983 to 1984 and from 1985 to 1987, the CFO of Sequent Computer Systems reported to Mr. Gibson. Mr. Gibson has significant audit committee educational experience, including speaking at several KPMG audit committee forums, and Board governance forums on audit committee responsibilities. The Board has carefully considered that Mr. Gibson serves on the audit committee of two other public companies and has determined that Mr. Gibson's full time professional commitment to board service allows us to fully benefit from his significant financial expertise and audit committee experience and has unanimously confirmed his continuing service on our Audit Committee. Additionally, Mr. Gibson holds an M.B.A. in Finance from the University of Illinois.
The Audit Committee met eight times in 2011.
Compensation Committee
The Compensation Committee assists the Board in fulfilling its responsibilities with respect to compensation of the Company’s Directors, executive officers and employees and oversight and administration of the Company’s incentive and stock-based compensation plans. The Compensation Committee’s other responsibilities include evaluating candidates for executive positions, maintaining a CEO succession plan and preparing the annual proxy statement.
The current members of the Compensation Committee are Directors Richard Sanquini, who chairs the committee, Mark Christensen, C. Scott Gibson and Steven Becker who was appointed in February 2012. The Compensation Committee met five times in 2011.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee identifies individuals qualified to become members of the Board, recommends the slate of Directors to be nominated by the Board at the annual meeting of shareholders and recommends any Director to fill a vacancy on the Board. The Corporate Governance and Nominating Committee is also responsible for developing and recommending to the Board a set of applicable corporate governance guidelines and principles, developing policies and procedures relating to the process for identification and evaluation of Director candidates and minimum qualifications for Directors, and overseeing an evaluation of the Board and recommending Directors to be appointed to committees of the Board (other than to the Corporate Governance and Nominating Committee itself).
The Corporate Governance and Nominating Committee will consider recommendations for nominees for Director submitted by shareholders. The Company’s Second Amended and Restated Bylaws set forth procedures that must be followed by shareholders seeking to make nominations for Directors. The Corporate Governance and Nominating Committee considers candidates recommended by shareholders in the same manner in which the Corporate Governance and Nominating Committee evaluates candidates recommended by other sources, including the Board and individual Directors.
The current members of the Corporate Governance and Nominating Committee are Directors Stephen Domenik who chairs the committee, Mark Christensen, C. Scott Gibson and Bradley Shisler who was appointed in February 2012. James Fiebiger served as the Chair of the Corporate Governance and Nominating Committee until his death on November 26, 2011. The Corporate Governance and Nominating Committee met three times in 2011.

Strategic Partnership Committee
The Strategic Partnership Committee was formed in March 2012 and is responsible for assisting and guiding management in its pursuit of business development opportunities and intellectual property partnerships. The current members of the Strategic Partnership Committee are Directors Richard Sanquini, Barry L. Cox and Stephen Domenik.

Compensation Committee Interlocks and Insider Participation
No Director who served on the Compensation Committee during 2011 is, or has been, an officer or employee of the Company, nor has any Director had any relationships requiring disclosure under the SEC rules regarding disclosure of certain relationships and related-party transactions.

None of the Company’s executive officers serve on the board of directors or the compensation committee (or other board committee performing equivalent functions) of another entity, one of whose executive officers served on our Board or Compensation Committee.

Qualifications of Directors
The Corporate Governance and Nominating Committee conducts appropriate inquiries into the backgrounds and qualifications of proposed Director nominees. At a minimum, candidates must possess experience with businesses or organizations of comparable or greater size than the Company. If a candidate’s experience and qualifications are desirable, reference checks are performed before the Corporate Governance and Nominating Committee recommends the candidate for nomination to the Board.
Factors considered in the selection of Director nominees include the following:

•	Independence from management;

•	Relevant business experience;

•	Judgment, skill, integrity and reputation;

•	Existing commitments to other businesses;

•	Potential conflicts of interest with other pursuits;

•	Legal considerations such as antitrust issues and involvement by the candidate in specific legal proceedings during the past ten years;

•	Corporate governance background, including directorships held with public companies or investment companies registered under the Investment Company Act of 1940 at any time during the past five years;

•	Financial and accounting background, to enable the committee to determine whether the candidate would be suitable for Audit Committee membership;

•	Executive compensation background, to enable the committee to determine whether the candidate would be suitable for Compensation Committee membership; and

•	The size and composition of the existing Board.
The Company is committed to nondiscrimination on the basis of age, gender, ethnic background, religious affiliation or other personal characteristics unrelated to the Company’s purpose and mission. The Board does not have a policy with regard to the consideration of diversity in identifying Director nominees. However, the Board values diversity and considers qualifications and skills that are complementary to those of existing Board members to be highly desirable.

Director Compensation
Cash Compensation
Non-employee Directors received cash compensation as follows during 2011:

•	$6,750 per quarter for service on the Board, with the exception of the Chairman of the Board, who received $15,500 per quarter of service;

•	$2,000 per quarter for service on the Audit Committee, with the exception of the Chairman of the Audit Committee, who received $4,000 per quarter of service;

•	$1,250 per quarter for service on the Compensation Committee, with the exception of the Chairman of the Compensation Committee, who received $2,500 per quarter of service; and

•
$750 per quarter for service on the Corporate Governance and Nominating Committee, with the exception of the Chairman of the Corporate Governance and Nominating Committee, who received $1,500 per quarter of service.

Equity Compensation
During 2011, any members of our Board who were not officers or employees of the Company or any of its subsidiaries (“non-employee Board Members”) who continued to serve on the Board after the 2011 Annual Meeting of Shareholders received an award of 8,000 restricted stock units (“RSUs”) upon re-election to the Board at the 2011 Annual Meeting of Shareholders. These RSUs are scheduled to vest on the first to occur of (1) the day before the next annual meeting of the Company’s shareholders that follows the grant date, or (2) the first anniversary of the grant date and are payable in shares of the Company’s common stock. The "Director Compensation Table - 2011", below, provides additional details regarding RSUs granted during 2011.
The Company's Board compensation policy also provides that any newly elected or appointed non-employee Board Members will receive an initial option award to purchase 10,000 shares of the Company's common stock upon election or appointment to the Board. The option has an exercise price equal to the closing price of the common stock on the grant date, and a maximum term of six years. The award vests with respect to 25% of the shares on the first anniversary of the grant date, and ratably on a monthly basis thereafter for the next three years. During 2011 there were no newly elected or appointed non-employee Board Members and no option awards were granted.
In March 2012, the Board formed the Strategic Partnership Committee and approved the grant of 24,000 RSUs to each member of the Strategic Partnership Committee for their service during 2012. These RSUs are scheduled to vest one year from their date of grant. For each subsequent year of service on the Strategic Partnership Committee, each member will receive an award of RSUs in such amount equal to the quotient of $60,000 divided by the closing price of the Company's common stock on the grant date, rounded up to the nearest 1,000. These RSUs will be granted on the date of the annual meeting of the Company's shareholders and will vest on the first to occur of (1) the day before the next annual meeting of the Company's shareholders that follows the grant date or (2) the first anniversary of the grant date and are payable in shares of the Company’s common stock.
Each of the awards discussed above was, or currently would be, granted under the Company’s 2006 Stock Incentive Plan (the “2006 Plan”) and is subject to accelerated vesting in the event of a change of control of the Company.
Director Stock Ownership Requirement
Board membership includes a requirement that within two years of the date of joining the Board, members shall own at minimum the lower value of 10,000 shares or $15,000 dollars worth of common stock, to be held during tenure on the Board.

Director Compensation Table — 2011
The following table reflects our non-employee Directors’ compensation for 2011. The compensation paid to Mr. Walicek, who is also employed by us, is presented below in the “Summary Compensation Table” and the related explanatory tables. Directors who are also officers or employees of the Company or its subsidiaries receive no additional compensation for their services as Directors, and therefore Mr. Walicek is excluded from the table below.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Mark A. Christensen (2)	$35,000	$18,560	$53,560
Stephen L. Domenik (3)	35,000	18,560	53,560
James R. Fiebiger (4)	41,000	18,560	59,560
C. Scott Gibson (5)	35,000	18,560	53,560
Daniel J. Heneghan (2)	43,000	18,560	61,560
Richard L. Sanquini (3)	72,000	18,560	90,560

(1)
This column represents the aggregate grant date fair value of stock awards granted to our non-employee Directors during 2011 calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation — Stock Compensation”. For additional information on the valuation assumptions used for the grants, see Note 10 to the Company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Each of our non-employee Directors re-elected at the 2011 Annual Meeting of Shareholders, including Mr. Christensen, Mr. Domenik, Dr. Fiebiger, Mr. Gibson, Mr. Heneghan and Mr. Sanquini, received a restricted stock unit award covering 8,000 shares of our common stock on May 17, 2011, the date of their re-election to the Board. The grant date fair value of each restricted stock unit award was $18,560.

(2)	Mr. Christensen and Mr. Heneghan each had 12,666 options and 8,000 RSUs outstanding as of December 31, 2011.

(3)	Mr. Domenik and Mr. Sanquini each had 10,000 options and 8,000 RSUs outstanding as of December 31, 2011.

(4)	Dr. Fiebiger served as a Director until his death on November 26, 2011. The estate of Dr. Fiebiger had 9,875 options outstanding as of December 31, 2011.

(5)	Mr. Gibson had 12,666 options and 16,000 RSUs outstanding as of December 31, 2011.

Communications with the Board
Shareholders or other interested parties can contact any Director or committee of the Board by writing to them at:
Pixelworks Board of Directors
224 Airport Parkway, Ste. 400
San Jose, CA 95110
Board members may also be contacted via email at bod@pixelworks.com.
Communication received will be distributed to the full Board at the next regularly scheduled Board meeting, or sooner, if deemed necessary. Communication that is unduly hostile, threatening, illegal or similarly inappropriate will be discarded and appropriate legal action may be taken.

Code of Ethics
The Company has a Code of Business Conduct and Ethics that applies to all Directors and employees, including the CEO, CFO and all other executive officers of the Company. The Code of Business Conduct and Ethics is available on our website at www.pixelworks.com. The Company intends to disclose any changes in or waivers from its Code of Business Conduct and Ethics by posting such information on its website at www.pixelworks.com or by filing a Current Report on Form 8-K.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The following table sets forth, as of March 20, 2012, information about the executive officers of the Company.

Name	Age	Position
Bruce A. Walicek	55	President and Chief Executive Officer
Steven L. Moore	57	Vice President, Chief Financial Officer, Secretary and Treasurer
Reuben A. Aspacio	51	Senior Vice President, Operations
Tzoyao (T) Chan	59	Executive Vice President, Engineering
John Y. Lau	56	Senior Vice President, Foundry, IP and EDA
Graham D. Loveridge	45	Senior Vice President, Strategic Marketing and Business Development
Charles E. Parr	56	Senior Vice President, World Wide Sales
Neil D. Woodall	52	Vice President, DSP Engineering and Chief Architect
Hongmin (Bob) Zhang	52	Senior Vice President, Technology and Chief Technology Officer
The information provided below is biographical information about each of our executive officers as of March 20, 2012.
BRUCE A. WALICEK — Information concerning Mr. Walicek is set forth under “Proposal No. 1: Election of Directors.”
STEVEN L. MOORE joined Pixelworks in July 2007 as Vice President, Chief Financial Officer, Secretary and Treasurer. Prior to joining Pixelworks, Mr. Moore served as Vice President of Finance and Chief Financial Officer at Adept Technology, Inc., a publicly traded industrial robotics company, from June 2006 to July 2007. From June 2003 to June 2006, he held the position of Chief Financial Officer at SCM Microsystems, Inc., a publicly traded security/access control products company. From March 2000 to September 2002, Mr. Moore was Vice President of Finance at Virata Corporation, a publicly-traded semiconductor company. Prior to his service at Virata, Mr. Moore was Vice President and Chief Financial Officer at Health Systems Design Corporation, a publicly traded managed care information systems software company. Mr. Moore holds a B.A. in Economics from the University of Colorado.
REUBEN A. ASPACIO joined Pixelworks in February 2009 as Vice President, Operations and was promoted to Senior Vice President, Operations in February 2011. Prior to joining Pixelworks, Mr. Aspacio was the Vice President of Operations at Legend Silicon Corporation, a fabless semiconductor company, from February 2007 to January 2009. From 2000 to 2007, Mr. Aspacio was the Director of Operations at Ikanos Communications, Inc., a fabless communication chip set company. From November 1998 to 2000, Mr. Aspacio held the position of Senior Engineering Manager with ATI Research Silicon Valley, Inc., a manufacturer of 3D graphics and digital media silicon solutions. Mr. Aspacio served as a Senior Member of the Technical Staff at Chromatic Research, Inc., prior to their acquisition by ATI Research Valley, Inc., in November 1998. From 1987 to 1998, Mr. Aspacio held a variety of engineering positions at Advanced Micro Devices, Inc. Mr. Aspacio holds a B.S. and M.S. in Electrical Engineering from San Jose State University.
TZOYAO (T) CHAN joined Pixelworks in January 2009 as Senior Vice President, Engineering and was promoted to Executive Vice President, Engineering in July 2011. Prior to joining Pixelworks, Mr. Chan most recently served as the General Manager and Senior Vice President of C2 Microsystems, Inc., and as the Senior Vice President of Engineering at Tzero Technologies, Inc. From 1999 to 2006, Mr. Chan held the position of Vice President and then Senior Vice President of Engineering with Genesis Microchip, Inc., a provider of solutions for LCD monitor, device interconnect, image enhancement and analog and digital TV systems. From 1997 to 1999 Mr. Chan was the Vice President of Engineering at Paradise Electronics, Inc., which merged with Genesis Microchip, Inc., in 1999. From 1993 to 1997, Mr. Chan held the position of Engineering Director, Multi-Media Products at Cirrus Logic, Inc. Prior to his service at Cirrus Logic, Mr. Chan held various design management positions at S3 Inc., Chips and Technologies, Inc., LSI Logic Corporation, Intel Corporation and Bell Labs Inc. Mr. Chan has registered 11 U.S. patents in the areas of computer architecture, mixed-signal design and MPEG technologies. Mr. Chan holds a B.S. degree from National Taiwan University, an M.S. degree from State University of New York at Stony Brook, and a Ph.D from the University of Arizona.

JOHN Y. LAU joined Pixelworks in January 1999 as Foundry Manager. Mr. Lau was promoted to Vice President, Operations in January 2001 and during 2006 became Vice President, China Site Management and Manufacturing and was promoted to Senior Vice President, China General Manager in March 2010.  In December 2011, Mr. Lau assumed the position of Senior Vice President, Foundry, IP and EDA. From 1991 to 1999, Mr. Lau held various management positions in process and product engineering at Matsushita Semiconductor of America with his last position being Wafer Fab Production Manager. From 1989 to 1991, Mr. Lau held the position of Engineering Manager for the BICMOS product line at National Semiconductor Corporation. From 1979 to 1989, Mr. Lau held various engineering and engineering management positions in memory and bipolar products at Texas Instruments Incorporated. Mr. Lau holds a B.S. in Electrical Engineering from the University of Arkansas and an M.S. in Electrical Engineering from Texas Technical University.
GRAHAM D. LOVERIDGE joined Pixelworks in February 2011 as Senior Vice President, Strategic Marketing and Business Development. Prior to joining Pixelworks, Mr. Loveridge served as Vice President of Marketing at Analogix Semiconductor, Inc., a provider of high-performance mixed-signal semiconductors, where he was responsible for all marketing activities in their IP core, mixed signal devices and SerDes product lines. From 2008 to 2009 he served as the Director of the TV and Video Business Unit at STMicroelectronics N.V., a provider of semiconductor ICs and discrete devices, where he was responsible for high performance digital TV SoCs and image enhancement devices. Prior to his tenure at STMicroelectronics N.V., Mr. Loveridge served 15 years at Genesis Microchip, Inc., a provider of solutions for LCD monitor, device interconnect, image enhancement and analog and digital TV systems which was acquired by STMicroelectronics N.V. in 2008. During this time Mr. Loveridge held various positions, including VP of Video Marketing, Director of Marketing and Director of Customer and Product Support. Prior to his role at Genesis Microchip, Inc., Mr. Loveridge held various engineering roles at GEC – Marconi Inflight Systems and British Gas. Mr. Loveridge holds a Bachelor of Engineering from the University of Teesside in the United Kingdom.
CHARLES E. PARR joined Pixelworks in November 2011 as Senior Vice President, World Wide Sales. Prior to joining Pixelworks, Mr. Parr served as Vice President of World Wide Sales at Zoran Corporation, a provider of high-performance digital solutions for the digital entertainment and digital imaging market. From 2003 to 2005, Mr. Parr served as Zoran’s Director of Sales and Business Development, Americas and Europe. From 1999 to 2003, Mr. Parr served as Vice President of World Wide Sales at Oak Technology, Inc., a provider of optical storage and digital imaging solutions, which merged with Zoran in 2003. Prior to his service at Oak Technology, Mr. Parr served in various management positions at Sycon Design, Inc., Gatefield Corporation, VLSI Technology, Inc., Vatic Systems, Inc. and Motorola Semiconductor Products Sector. Mr. Parr holds a B.S. in Electrical Engineering from California Polytechnic University and an M.B.A. from Arizona State University.
NEIL D. WOODALL joined Pixelworks in July 2002 as a Principal Engineer and was promoted to DSP Engineering Fellow in 2004, Chief Architect in 2007 and Vice President of DSP Engineering and Chief Architect in July 2011. Prior to joining Pixelworks, Mr. Woodall was a Senior Architect with Jaldi Semiconductor Corporation, a designer of audio and video semiconductor products, until it was acquired by Pixelworks in 2002. From 1999 to 2001, Mr. Woodall was the Director of Engineering at Runco International, Inc., a leading manufacturer of home theater video equipment and from 1990 to 1999 he held a variety of contract and consulting positions, including with Motorola, Inc., Faroudja Laboratories, Inc., and Monster Cable International, Inc. From 1981 to 1990, Mr. Woodall held engineering positions at Ford Aerospace International, Inc., and Irvine Sensors Corporation. Mr. Woodall has registered 9 U.S. patents in the areas of video image and signal processing. Mr. Woodall holds a B.S. in Electrical Engineering from the University of Southern California and an M.B.A from the Kellogg Graduate School of Management at Northwestern University.
HONGMIN (BOB) ZHANG joined Pixelworks in January 2002 as Vice President, Technology after Pixelworks’ acquisition of nDSP Corporation. In February 2007, Dr. Zhang also became our Chief Technology Officer. Dr. Zhang was promoted to Senior Vice President, Technology and Chief Technology Officer in January 2010. From 1998 to 2001, Dr. Zhang held the position of Chief Technical Officer of nDSP, which he co-founded in 1997. From 1993 to 1997, Dr. Zhang served as President of Aptronix Inc., a pioneer in fuzzy logic, and, from 1989 to 1993, he served as Chief Technical Officer. From 1988 to 1989, Dr. Zhang held the position of Vice President of Research and Development at Apt Instruments, Ltd., which was renamed Aptronix Inc. From 1986 to 1988, Dr. Zhang held the position of Chief Scientist at Machine Intelligence Corp. in Beijing and served as an Editorial Board Member of the Journal of Fuzzy Systems and Mathematics. From 1985 to 1986, Dr. Zhang held the position of Research Scientist at the Air Force Institute of Engineering in Xian. Dr. Zhang has registered 12 international patents on fuzzy logic and expert systems technologies and holds a Ph.D. in Mathematics from Beijing Normal University, China.

Compensation Committee Report
The information contained in the report below does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates it by reference therein.
The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be furnished in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011.

Respectfully submitted,

Richard Sanquini, Chairman
Steven Becker
Mark Christensen
C. Scott Gibson

Compensation Discussion and Analysis
Overview
This Compensation Discussion and Analysis describes the material elements of compensation awarded to, earned by or paid to the following employees:

•	The Company’s CEO; and

•	The Company’s two other most highly compensated executive officers during 2011.
These individuals are listed in the “Summary Compensation Table” below and referred to in this Proxy Statement as the “Named Executive Officers” or the “Executives.”
Role of the Compensation Committee
The Compensation Committee is responsible for overseeing the Company’s compensation programs. Annually, the Compensation Committee evaluates the performance of our CEO and determines compensation in light of the goals and objectives of the compensation program for that year. As part of that responsibility, the Compensation Committee determines all compensation for the Company’s Named Executive Officers. For Executives other than the CEO, the Compensation Committee considers the recommendation of the CEO in making its compensation determinations.
From time to time, the Compensation Committee retains the services of independent compensation consultants to review a wide variety of factors relevant to CEO and executive compensation, trends in CEO and executive compensation, and the identification of relevant peer companies. The Compensation Committee makes all determinations regarding the engagement, fees, services of our compensation consultants, and our compensation consultants report directly to our Compensation Committee. During 2011, executive compensation consulting was provided by Compensia (the “Compensation Consultant”) who did not provide any other services to the Company.

Executive Compensation Program Objectives and Philosophy
The objectives of the Company’s executive compensation program are as follows:

1.	Attract and motivate the best executives to the Company;

2.	Reflect our pay for performance philosophy;

3.	Reward executives for their contributions to the Company’s strategic and financial success and for creating shareholder value; and

4.	Recognize fiscal responsibility and corporate stewardship.

The Compensation Committee’s executive compensation decisions are based on the following core principles:

1.
Link pay to performance. The components of our executive compensation package are linked to individual contribution as well as corporate results. Long-term incentive awards, granted in the form of stock options or restricted stock awards, are designed to reward executive officers for the creation of long-term shareholder value.

2.	Provide competitive compensation. Our compensation programs are designed to be competitive within the various markets in which we compete for executive talent.

3.	Establish levels of compensation that are appropriate for the size and financial condition of the Company.
Data Considered in Determining Executive Compensation
In establishing executive compensation, the Compensation Committee does not engage in formal benchmarking activities, but does review the compensation practices of other companies as background information for its compensation decisions. Data provided by the Compensation Consultant is focused on companies in the semiconductor industry and companies with similar total revenue as Pixelworks (the “Peer Group”). In 2011, the Peer Group had annual median revenue of $94 million compared with the Company’s annual 2011 revenue of $65 million. Although, we target our total direct compensation (as defined below) levels at the midpoint for comparable positions at the Peer Group, it is only one of many other factors, including the qualitative factors described below, that are evaluated by the Compensation Committee, and no specific weightings are attached to any of these factors and the emphasis placed on each factor may differ from individual to individual. During 2011, we considered data from the following Peer Group:

Advanced Analogic Technologies Incorporated	AuthenTec, Inc.	AXT, Inc.

Echelon Corp	Exar Corporation	GigOptix, Inc.

GSI Technology, Inc.	Ikanos Communications, Inc.	Inphi Corporation

Kopin Corporation	MaxLinear, Inc.	Mindspeed Technologies, Inc.

MIPS Technologies, Inc.	Pericom Semiconductor Corporation	PLX Technology, Inc.

QuickLogic Corporation	Ramtron International Corporation	Solar Power, Inc.

Supertex, Inc.	Transwitch Corporation	Vitesse Semiconductor Corporation
Elements of Our Executive Compensation Program
Our executive compensation program consists of fixed and variable cash compensation and equity-based compensation (together with cash compensation, “total direct compensation”), as well as severance and change in control benefits and expatriate benefits for Mr. Lau. When setting executive compensation, the Compensation Committee does not target a specific mix of fixed and variable compensation; however, the Compensation Committee does believe that variable cash compensation and equity-based compensation should constitute a significant portion of total compensation and that compensation should vary based on performance.

Additionally, the Compensation Committee does not target a specific mix of short-term variable compensation and long-term variable compensation. Typically, cash incentives are awarded after consideration of the accomplishment of financial, product and market development goals, and long-term incentives are aimed at aligning the interests of Executives with those of shareholders by focusing on long-term growth and stock performance. The Compensation Committee views all of these objectives as critical.
The following narrative describes each component of our executive compensation program, explains why each is included in the program and provides details of certain specific compensation arrangements for the Named Executive Officers for 2011.

Base Salaries
The Compensation Committee believes that it is appropriate for Executives to receive a competitive level of guaranteed compensation in the form of a base salary. Base salaries provide a stable source of fixed income for the Executives and help promote retention.
With the exception of Mr. Walicek’s Employment Agreement, none of our Executives have employment agreements or other contractual rights to receive fixed base salaries. Instead, base salaries for the Executives are determined by the Compensation Committee based on its annual review. When determining the appropriate base salary for each Executive, the Compensation Committee considers a variety of factors, such as the Executive’s experience, job responsibilities and performance, the base salaries paid for similar positions, with respect to both our Peer Group and the Compensation Committee’s general knowledge of the industry, the Company’s financial performance and position, and recommendations from the CEO (as to Executives other than himself). No specific performance goals or weightings are attached to any of these factors in establishing base salaries, and the emphasis placed on each factor may differ from individual to individual.
During 2011, salaries of all Named Executive Officers were maintained at the rates in effect at January 1, 2011. The decision to hold salaries constant during 2011 was due to the Company’s financial position and results of operations during 2010, particularly in light of the challenging economic environment. The base salary earned by each Executive during 2011 is reported in the “Summary Compensation Table” below.
Annual Cash Incentives
The Named Executive Officers are generally eligible to receive cash bonuses each year as determined by the Compensation Committee. In accordance with our compensation program, objectives related to rewarding Executives for their contributions to the Company’s strategic and financial success, the Compensation Committee’s intent is to set challenging yet attainable financial and operational goals for the Executives to work toward in the coming year.
On December 29, 2009, the Compensation Committee approved the form of the Company’s Senior Management Bonus Plan (the “Plan”). Under the Plan, annual bonuses for Named Executive Officers are based on the attainment of specific goals related to the following performance measures:

•	Revenue;

•	Non-GAAP earnings(1) before interest, taxes, depreciation and amortization (“adjusted EBITDA”); and

•	Achievement of specified operational objectives.
(1) Our 2011 Non-GAAP earnings differ from our 2011 GAAP earnings due to the exclusion of stock-based compensation expense and additional amortization of a non-cancelable prepaid royalty.
Additionally the Plan provides that no bonus will be paid under the Plan unless minimum threshold targets for the revenue and adjusted EBITDA performance measures are achieved.

During 2011, the minimum threshold targets of $76.4 million annual revenue and $4.5 million adjusted EBITDA during the second half of 2011 were not achieved and thus no bonus amounts were awarded under the Plan. Since the minimum threshold targets for revenue and adjusted EBITDA were not achieved, the Company’s performance with respect to 2011 operational objectives was not evaluated by the Committee. The 2011 target bonus for Mr. Walicek was equal to 100% of his annual base salary and the 2011 target bonus for the other Executives was equal to 50% of their annual base salaries. Target bonus rates were unchanged from their levels in 2010.
During 2011, Mr. Lau received a cash bonus of $10,000 in recognition of his outstanding contributions while overseeing the Company’s operations in China. This bonus was approved by the Compensation Committee and was not related to the Company’s Senior Management Bonus Plan.

Long-Term Equity Awards
The Compensation Committee believes that the Executives’ long-term compensation should be directly linked to the value provided to shareholders. In 2011, the Executives’ long-term compensation was awarded in the form of stock options. The Compensation Committee believes that stock option awards provide significant motivation for the Executives to maximize shareholder value because stock options are granted with exercise prices equal to the current market price of the Company’s common stock and will only have value if our stock price increases over the exercise price. Additionally, stock options generally vest over a three- or four-year period after the grant date and thus encourage long-term perspective and retention.
The Compensation Committee determines the size and frequency of each Executive’s equity awards annually by assessing the relative position and responsibilities of each Executive, individual performance of each Executive, anticipated contributions of each Executive to the Company, and previous equity-based awards granted to such Executive, and awards given to similar positions within the Peer Group (with no specific performance goals or weightings assigned to the foregoing factors). In general, Executives receive an initial grant of equity on their date of hire. The Compensation Committee may grant additional equity awards to recognize increased responsibilities or special contributions, to retain executives or to recognize other special circumstances.
On February 10, 2011, the Compensation Committee met and awarded Executives equity compensation as follows:
Mr. Walicek was granted an option to purchase 125,000 shares of Pixelworks common stock and Mr. Moore and Mr. Lau were each granted an option to purchase 60,000 shares of Pixelworks common stock. The options were granted with an exercise price of $3.48, the closing price of Pixelworks common stock on February 10, 2011. The options become exercisable monthly over a period of three years and expire six years from the date of the grant.

The 2011 stock awards described above are included in the “Grants of Plan-Based Awards” table below.
Expatriate Benefits
Mr. Lau has been on a long-term assignment overseas during 2011 and 2010. We provided specific benefits to Mr. Lau to compensate him for differences in the cost of living between his home city and the city in which he is assigned to work, and for incremental costs associated with living abroad. During 2011 these benefits included:

•	Tax equalization;

•	Additional cash payments representing a cost of living adjustment; and

•	Leased car and driver.
The benefits provided to Mr. Lau are based on his overseas work location, the length of his assignment and benefits provided to expatriates in similar positions at comparable companies. Amounts paid to Mr. Lau for expatriate benefits are included in the “Summary Compensation Table” below.
Severance Benefits Payable Upon Termination or Change in Control
The Compensation Committee provides each of the Executives with severance benefits payable upon certain involuntary terminations of their employment with the Company. The benefits may be provided to incentivize Executives to join the Company, to incentivize Executives to remain with the Company, or to compensate Executives when they are asked to take on new or extraordinary responsibilities. The Compensation Committee believes that the benefits provided are comparable with those provided to individuals in similar positions at similar companies.
Additionally, the Compensation Committee believes that the occurrence, or potential occurrence, of a change in control transaction will create uncertainty regarding the continued employment of Executives. To encourage Executives to remain employed with the Company during an important time when their prospects for continued employment following the transaction are often uncertain, the Company provides Executives with severance benefits if their employment is involuntarily terminated in connection with a change in control (i.e. double trigger).
A description of the specific severance benefits provided for each Named Executive Officer is included below under “Potential Payments Upon Termination or Change in Control.”

Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the CEO and certain other executive officers, unless certain performance and other requirements are met. Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executive officers, and we believe that a substantial portion of our current executive compensation program (including the stock options granted to our Named Executive Officers as described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executive officers is reasonable, performance-based and consistent with the goals of Pixelworks and its shareholders.

Summary Compensation Table
The following table sets forth the compensation of our Named Executive Officers for services rendered during 2011 and 2010. The Summary Compensation table should be read in conjunction with the tables and narrative descriptions that follow as well as the Compensation Discussion and Analysis previously presented.

Name and Position	Year	Salary	Bonus	Option Awards (1)	All Other Compensation		Total
Bruce A. Walicek	2011	$325,000	$—	$299,600	$—		$624,600
President and Chief Executive Officer	2010	325,000	—	215,890	—		540,890
Steven L. Moore	2011	250,000	—	143,808	—		393,808
Vice President, Chief Financial Officer, Secretary and Treasurer	2010	250,000	—	129,534	—		379,534
John Y. Lau (2)	2011	200,000	10,000	143,808	301,662	(2)	655,470
Senior Vice President, Foundry, IP and EDA	2010	200,000	—	97,151	295,877		593,028

(1)
This column represents the aggregate grant date fair value of stock option awards granted during the applicable year calculated in accordance with ASC Topic 718. For additional information on the valuation assumptions used for the grants, see Note 10 to the Company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. See the “Grants of Plan Based Awards” table below for information on equity awards granted to the Named Executive Officers in 2011.

(2)	Mr. Lau’s other compensation consists of the following expatriate benefits for 2011:

2011
Foreign taxes	$181,737
Cost of living adjustment — cash payment	95,106
Leased car and driver	24,819
$301,662

Grants of Plan-Based Awards — 2011
The following table sets forth information concerning grants of plan-based awards to Named Executive Officers during the year ended December 31, 2011.

		Estimated future payouts under non-equity incentive plan awards (2)			All other option awards: number of securities underlying options (#)		Exercise or base price of option awards ($/Sh) (4)	Grant date fair value of stock and option awards (5)
Name	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($) (3)
Bruce A. Walicek	2/10/2011	$—	$325,000	$—	125,000	(6)	$3.48	$299,600
Steven L. Moore	2/10/2011	—	125,000	—	60,000	(6)	3.48	143,808
John Y. Lau	2/10/2011	—	100,000	—	60,000	(6)	3.48	143,808

(1)	Represents the grant date for equity-based awards reported in the table.

(2)	Represents the threshold, target and maximum bonuses payable to the Executives under the Company’s 2011 Senior Management Bonus Plan.

(3)	The 2011 Senior Management Bonus Plan included potentially uncapped payout amounts to the extent that the Company’s adjusted EBITDA exceeded $4.5 million during the second half of 2011.

(4)	Each option reported in the table was granted with a per-share exercise price equal to the fair market value of a share of the Company’s common stock on the grant date.

(5)
Represents the grant date fair value of stock option awards calculated in accordance with ASC Topic 718. For additional information on the valuation assumptions used for the grants, see Note 10 to the Company’s consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011. These amounts reflect the grant date fair value of the award and do not correspond to the actual value that will be realized by the Executives.

(6)	The options have a term of six years and were granted with monthly vesting on a straight-line basis over a three year period.
Additional Description of Plan-Based Awards
Each of the equity incentive awards reported in the above table was granted under, and is subject to, the terms of the Company’s 2006 Plan. The 2006 Plan is administered by the Compensation Committee and the Compensation Committee has authority to interpret the plan provisions and make all required determinations under the plan. Awards granted under the plan are generally only transferable to a beneficiary of a Named Executive Officer upon his death or, in certain cases, to family members for tax or estate planning purposes.
Under the terms of the 2006 Plan, in the event of a merger or the sale of substantially all of our assets, each Named Executive Officer’s outstanding awards granted under the plan will be assumed or an equivalent award will be substituted therefor by the successor entity, unless the Compensation Committee provides that outstanding options will become fully vested and exercisable in lieu of being assumed. Any options that become vested in connection with such a merger or sale of assets generally must be exercised within 30 days or prior to the closing of the transaction, or they will be canceled.
In addition, each Named Executive Officer may be entitled to accelerated vesting of his outstanding equity-based awards upon certain terminations of his employment with the Company and/or a change in control of the Company. The terms of this accelerated vesting are described in the “Potential Payments Upon Termination or Change in Control.” section below.
The options granted to Named Executive Officers during 2011 do not include any dividend rights.

Description of Mr. Walicek’s Employment Agreement — Salary and Bonus Amounts
As noted above, we entered into an amended and restated employment agreement with Mr. Walicek, effective April 1, 2009, as amended. Mr. Walicek’s agreement does not have a specified term. The agreement provides for Mr. Walicek to receive an annual base salary of $325,000 subject to periodic review by the Compensation Committee. The agreement also provides for Mr. Walicek to participate in the Company’s annual bonus program as established by the Compensation Committee and to be eligible to receive equity awards as determined by the Compensation Committee. Provisions of Mr. Walicek’s agreement relating to post-termination employment benefits, as well as severance agreements we have entered into with each of the other Named Executive Officers, are discussed below under “Potential Payments upon Termination or Change in Control.”
Description of Mr. Lau’s Repatriation Agreement
In December 2011, effective January 1, 2012, the Company and Mr. Lau entered into a Repatriation Agreement. The Repatriation Agreement specifies the benefits, terms and conditions of Mr. Lau’s relocation and repatriation from China to the United States and provides for an increase in Mr. Lau’s annual base salary from $200,000 to $210,000. Additionally, the repatriation agreement provides for a one-time moving allowance of $5,000 and Company paid tax equalization and tax preparation fees related to Company income incurred on or before December 31, 2011. Upon repatriation, Mr. Lau will also be entitled to receive the Company’s standard U.S. benefits.

Outstanding Equity Awards at 2011 Fiscal Year-End
The following tables present option and restricted stock awards outstanding for the Named Executive Officers as of December 31, 2011.
Outstanding Option Awards

	Number of securities underlying unexercised options (#)			Option exercise price per share	Option expiration date
Name	exercisable	unexercisable
Bruce A. Walicek	13,333	—	(1)	$25.29	5/24/2015
	61,112	38,888	(2)	3.13	2/10/2016
	3,333	—	(1)	9.00	5/23/2016
	34,723	90,277	(3)	3.48	2/10/2017
	3,333	—	(1)	4.14	5/22/2017
	168,333	—		2.31	1/1/2018
	31,666	—		2.28	1/1/2018
	91,667	8,333	(4)	0.60	3/23/2019
Steven L. Moore	36,667	23,333	(2)	3.13	2/10/2016
	16,667	43,333	(3)	3.48	2/10/2017
	66,666	—		5.25	7/18/2017
	16,666	—		2.28	2/28/2018
	8,333	—		2.28	3/2/2018
	91,667	8,333	(4)	0.60	3/23/2019
John Y. Lau	16,666	—		49.50	1/2/2012
	16,666	—		22.71	1/31/2013
	13,333	—		46.23	3/9/2014
	8,333	—		28.44	3/4/2015
	27,500	17,500	(2)	3.13	2/10/2016
	16,666	—		15.06	2/15/2016
	25,000	—		7.47	12/4/2016
	16,667	43,333	(3)	3.48	2/10/2017
	6,481	—		2.28	2/28/2018
	91,667	8,333	(4)	0.60	3/23/2019

(1)	Options were granted due to Mr. Walicek’s service on the Board prior to becoming Chief Executive Officer.

(2)	Options vest ratably on a monthly basis from January 1, 2012 through February 28, 2013.

(3)	Options vest ratably on a monthly basis from January 1, 2012 through February 28, 2014.

(4)	Options vest ratably on a monthly basis from January 1, 2012 through March 31, 2012.

Outstanding Restricted Stock Awards

Name	Number of shares or units of stock unvested (#)		Market Value of or units of stock unvested ($)
Bruce A. Walicek	8,333	(1)	$20,166

(1)
Restricted stock vests ratably on a monthly basis from January 1, 2012 through March 31, 2012. The “market value” of the shares shown above is determined by multiplying the number of shares reported in the table by $2.42 (the closing price of the Company’s common stock on the last trading day of 2011).

Option Exercises and Stock Vested

Name	Option awards		Stock awards
	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Bruce A. Walicek	—	$—	33,333	$87,776

Potential Payments Upon Termination or Change in Control
The Company has entered into the following arrangements with the Named Executive Officers that provide for severance benefits on certain terminations of employment. In each case, the severance benefits described below are contingent upon the Executive providing a release of claims in favor of the Company.
Walicek Employment Agreement
On April 1, 2009, the Company entered into a 2009 Executive Employment Agreement with Mr. Walicek, as further amended on February 22, 2012 (the “Walicek Agreement”). The Walicek Agreement provides for certain benefits in the event of Mr. Walicek's “involuntary termination.” An “involuntary termination” is a termination by the Company without “cause” or by Mr. Walicek for a “good reason” (as each of those terms is defined in the Walicek Agreement). In the event of an involuntary termination, Mr. Walicek will be entitled to the following benefits: (i) severance pay consisting of the higher of Mr. Walicek's annual base salary then in effect for twelve months, or $325,000; (ii) severance pay consisting of the higher of Mr. Walicek's actual target bonus for the then-current year, or $325,000; and (iii) payment of Mr. Walicek's COBRA health insurance premiums for twelve months. In addition, in the event the involuntary termination occurs within six months prior to a “change of control” (as such term is defined in the Walicek Agreement) or within twelve months following the earlier of a change of control or the signing of a “change of control agreement” (as such term is defined in the Walicek Agreement) that leads to a change of control within twelve months of the signing, Mr. Walicek will receive acceleration of vesting of half of any options and restricted stock awards that were or are outstanding and unvested as of the employment termination date.
In the event the severance benefits would be treated as excess parachute payments subject to excise taxes, the benefits would either be reduced to a level that would not trigger the excise taxes or would be paid in full, whichever results in Mr. Walicek retaining a greater benefit on an after-tax basis.

Moore and Lau Change of Control Severance Agreements
On May 11, 2009, the Company entered into a Change of Control Severance Agreement with Mr. Moore, as further amended on February 22, 2012 and on December 27, 2011, the Company entered into a Change of Control Severance Agreement with Mr. Lau, as further amended on February 22, 2012 (the “Moore and Lau Severance Agreements”). The Moore and Lau Severance Agreements provide for certain benefits in the event of the executive's “involuntary termination”. An “involuntary termination” is a termination by the Company without “cause” or by the executive for a “good reason event” (as each of those terms is defined in the Moore and Lau Severance Agreements).
In the event the involuntary termination occurs within six months prior to, or within twelve months following, a “change of control” (as such term is defined in the Moore and Lau Severance Agreements), the executive will be entitled to the following benefits: (i) a lump sum cash payment equal to twelve months of base salary and the then-current year's target bonus as in effect as of the date of such involuntary termination or, if greater, as in effect immediately prior to the change of control; (ii) accelerated vesting of stock options granted by the Company to the executive prior to the change of control that are then outstanding and would have otherwise vested during the twelve months following the termination; and (iii) the same level of Company-paid health coverage and benefits at the levels in effect on the day preceding the termination of the executive until the earlier of when the executive (and any eligible dependents) is no longer eligible to receive continuation coverage pursuant to COBRA, or twelve months from the date of termination. In the event of an involuntary termination that occurs within six months prior to a change of control, any acceleration of vesting of options and shares triggered by the change of control will occur immediately prior to the change of control and the executive will have a minimum of six months following the change of control to exercise the options (or longer if a longer period would otherwise be applicable).
In the event the involuntary termination occurs during the period between twelve and twenty-four months following a change of control (the “Second Year”), Mr. Moore and Mr. Lau will be entitled to the following benefits: (i) a lump sum cash payment equal to the executive's per month base salary as in effect at the time of termination, or if greater, at the time of change of control, multiplied by the number of whole months remaining in the Second Year after the termination occurs; (ii) a lump sum cash payment equal to one-twelfth of the then current year's target bonus as in effect at the time of termination, or if greater, at the time of change of control, multiplied by the number of whole months remaining in the Second Year after the termination occurs; (iii) accelerated vesting of all outstanding stock options granted by the Company to the executive prior to the change of control that would have otherwise vested after termination during the remaining number of whole months in the Second Year; and (iv) the same level of Company-paid health coverage and benefits at the levels in effect on the day preceding the termination of the executive for the number of whole months remaining in the Second Year.
In the event of an involuntarily termination apart from a change of control, Mr. Moore would receive the same benefits as if the termination occurred within six months prior to, or within twelve months following, a change of control, as described above. In this event, the benefits would be calculated as if the date of the change of control were the same as the date of the involuntarily termination.
In the event the severance benefits under the Moore and Lau Agreements would be treated as excess parachute payments subject to excise taxes, the benefits would either be reduced to a level that would not trigger the excise taxes or would be paid in full, whichever results in the executive retaining a greater benefit on an after-tax basis.
Board Resolutions Regarding Change in Control
On March 22, 2002, the Board adopted resolutions approving a change of control and severance program for executive officers and Directors. Under the terms of the resolutions, upon a change of control, the Company will accelerate the vesting schedule of options held by executive officers or Directors that would have otherwise vested during the next twelve months according to the vesting schedule associated with such options.
Additionally, upon a change of control and the involuntary termination of an executive officer without cause, or a substantial change in the executive officer’s responsibilities within three months prior to or twelve months following the change of control, the terminated officer will be entitled to severance payments equal to six months base salary and continuation of medical insurance benefits for a period of six months from the date of termination.
The individual severance agreements described above supersede these resolutions to the extent they provide a greater benefit than the executive would receive under the resolutions.

Total Benefits Potentially Payable
The following table summarizes benefits that would have been payable to the Executives as of December 31, 2011 had they been terminated without cause or had a change in control and termination without cause occurred as of that date:

	Involuntary termination without cause not related to change in control		Involuntary termination without cause related to change in control
	Estimated total value of cash payments ($)	Estimated total value of equity acceleration ($)	Estimated total value of cash payments ($)		Estimated total value of equity acceleration ($)
Bruce A. Walicek	$672,110	$—	$672,110		$17,666
Steven L. Moore	397,262	15,166	397,262	(1)	15,166
John Y. Lau	—	—	227,102	(1)	15,166

(1)
As noted above, the level of severance benefits in the context of a change of control depends on whether the involuntary termination occurs within six months prior to, or twelve or twenty-four months after, a change in control. For purposes of this table, we have assumed that the involuntary termination occurred within twelve months after the change in control.

INFORMATION ABOUT OUR EQUITY COMPENSATION PLANS
The following table provides information as of December 31, 2011 with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for issuance under compensation plans (excluding securities in first column) (3)
Equity Compensation Plans Approved by Shareholders (4)	3,511,107	$4.22	1,884,357
Equity Compensation Plans Not Approved by Shareholders (5)	105,365	24.50	—
Total	3,616,472	$4.85	1,884,357

(1)
Excludes purchase rights under the 2010 Employee Stock Purchase Plan (the “ESPP”). The ESPP provides for 18 month offering periods with purchases every six months. Under the ESPP, each eligible employee may purchase shares of the Company’s common stock at a purchase price per share equal to 85% of the lower of the fair market value of the common stock on (i) the offering date or (ii) the purchase date.

(2)	Represents the weighted-average exercise price of outstanding stock options.

(3)
Includes 1,189,962 shares that were available for future issuance under the ESPP and 694,395 shares that were available for future issuance under the 2006 Plan.The shares available for awards under the 2006 Plan are, subject to certain other limits under the plan, generally available for any type of award authorized under that plan, including stock options, stock appreciation rights, restricted and unrestricted stock awards and other stock-based awards.

(4)
Consists of the Company’s 2006 Plan, 1997 Stock Incentive Plan, as amended, and the 2010 ESPP. With the adoption of the 2006 Plan, the right to issue any additional awards under the 1997 Stock Incentive Plan was terminated.

(5)
Consists of the Company’s 2001 Nonqualified Stock Option Plan, which allowed for option grants to employees and consultants (not officers and Directors) of the Company; the Equator Technologies, Inc. 1996 Stock Option Plan; and individual stock option plans assumed in connection with our acquisition of Equator Technologies, Inc. With the adoption of the 2006 Plan, the right to issue any additional awards under these plans was terminated. Each of these plans and arrangements are administered by our Compensation Committee.

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee has appointed KPMG LLP (“KPMG”), independent registered public accounting firm, as the Company’s auditor for the year ending December 31, 2012. KPMG has audited the Company since 1997.

Fees Paid to KPMG
The following table sets forth the aggregate fees paid to KPMG during 2011 and 2010:

	2011	2010
Audit Fees (1)	$420,000	$438,250
Audit-Related Fees (2)	75,000	—
Tax Fees (3)	2,675	4,143
All Other Fees	—	—
Total	$497,675	$442,393

(1)
Audit Fees: Consists of fees billed for services rendered for the integrated audit of the Company’s annual financial statements and reviews of the Company’s interim condensed consolidated financial statements. Also includes fees billed for reviews of registration statements.

(2)	Audit-Related Fees: Consists of fees billed for services associated with our 2011 registered equity offering.

(3)	Tax Fees: Consists of fees billed for tax compliance and preparation services related to certain expatriate employee tax returns.

Pre-Approval of Audit and Permissible Non-Audit Services
The Audit Committee pre-approves any engagement under which KPMG provides audit or permissible non-audit services to the Company. The Audit Committee has adopted a policy for the pre-approval of these services. Under the policy, pre-approval may be general and apply to services that will be performed over an extended period of time, or specific. General pre-approvals apply for one year.
The Company’s CFO and KPMG must provide the Audit Committee with the following information for each service to be approved: (i) the type of service to be performed; (ii) a detailed description of each particular service; and (iii) a range of fees.
The authority to pre-approve services may be delegated to one or more designated members of the Audit Committee. If a designated member does pre-approve services, the pre-approval is reported to the full Audit Committee at its next regularly scheduled meeting.
During 2011 and 2010, the Audit Committee pre-approved 100% of the services provided by KPMG.

Audit Committee Report
The information contained in the report below does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates it by reference therein.
The Audit Committee currently consists of Daniel Heneghan, Chairman, Stephen Domenik and Scott Gibson. Dr. Fiebiger served on the Audit Committee until his death on November 26, 2011. The Audit Committee has the responsibility and authority described in the Pixelworks, Inc. Charter of the Audit Committee of the Board of Directors, which has been approved by the Board. A copy of the Audit Committee Charter is available on our website at www.pixelworks.com. The Board has determined that Mr. Heneghan, Mr. Domenik and Mr. Gibson meet the independence requirements set forth in Rule 10A-3(b)(1) under the Exchange Act and in the applicable rules of NASDAQ. In addition, the Board has determined that both Mr. Heneghan and Mr. Gibson qualify as an audit committee financial expert as defined by SEC rules.

As further described in its charter, the Audit Committee oversees the corporate accounting, financial reporting practices and financial statement audits of the Company. Management has responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors, KPMG, are responsible for planning and conducting audits in accordance with U.S. generally accepted auditing standards and for issuing an opinion about whether the financial statements and our internal controls over financial reporting, are presented fairly, in all material respects, in accordance with U.S. generally accepted accounting principles.
Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent audit firm. The Audit Committee serves a Board-level oversight role, in which it provides advice, counsel, and direction to management and to the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee members in business, financial, and accounting matters.
In this context, the Audit Committee has reviewed and discussed the audited financial statements and the Company’s internal control over financial reporting for the year ended December 31, 2011, with management and KPMG, and management has represented to the Audit Committee that Pixelworks’ audited financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee’s review included a discussion with management of the quality of Pixelworks’ accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Pixelworks’ financial statements, including the disclosures related to critical accounting estimates.
The Audit Committee discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 and Independence Standard Board Standard No. 1, as amended (Codification of Statements on Auditing Standards, AU 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T. Additionally, the Audit Committee has received from KPMG the written disclosures and letter required by the applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning independence and has discussed KPMG’s independence with KPMG.
The Audit Committee has also evaluated the performance of KPMG, including, among other things, the amount of fees paid to KPMG for audit services related to the year ended December 31, 2011. Based on its evaluation, the Audit Committee has selected KPMG to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2012.
Based on the reviews and discussions referred to above, and subject to the limitations of the Audit Committee’s role and responsibilities referred to in the Audit Committee Charter, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the Company’s audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Respectfully submitted,

Daniel Heneghan, Chairman
Stephen Domenik
Scott Gibson

OTHER BUSINESS
As of the date of this Proxy Statement, the Board does not know of any other matters to be presented for action by the shareholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, proxies held by the Board will be voted on such other matters as determined by a majority of the Board.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS
Pursuant to Rule 14a-8 under the Exchange Act, some shareholder proposals may be eligible for inclusion in the Company’s 2013 proxy statement. Any such proposal must be received by the Company no later than December 13, 2012. If the Company changes the date of its 2013 annual meeting by more than 30 days from the date of the 2012 annual meeting, the deadline is a reasonable time before the Company begins to print and send its proxy materials. Shareholders interested in submitting such a proposal are advised to contact knowledgeable counsel with regard to the detailed requirements of the applicable securities laws. The submission of a shareholder proposal does not guarantee that it will be included in the Company’s proxy statement.

Alternatively, under the Company’s Second Amended and Restated Bylaws, a proposal or nomination that a shareholder submits outside the processes of SEC Rule 14a-8 must be delivered to or mailed and received at the Company’s principal executive offices by the Secretary of the Company not less than 60 days nor more than 90 days prior to the date of the annual meeting. In the event we provide less than 60 days’ notice or prior public disclosure of the date of the annual meeting, the shareholder proposal or nomination must be received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder’s submission must include certain specific information concerning the proposal or nominee, as the case may be, in accordance with the Second Amended and Restated Bylaws, including information as to the shareholder’s ownership of common stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at any annual meeting.
In relation to shareholder proposals and nominations, in certain instances the Company may exercise discretionary voting authority under proxies held by the Board. For instance, if the Company does not receive a shareholder proposal or nomination 60 days prior to the date of the annual meeting (or, in the event the Company provides less than 60 days’ notice or prior public disclosure of the date of the annual meeting, the shareholder proposal or nomination is received later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made), the Company may exercise discretionary voting authority under proxies held by the Board on such shareholder proposal. However, if the Company changes the date of its 2013 annual meeting by more than 30 days from the date of the 2012 annual meeting and the shareholder submits the proposal or nomination pursuant to Rule 14a-8, the Company may exercise discretionary voting authority if the proposal or nomination is not received in a reasonable time before the Company begins to print and send its proxy materials. In addition, even if the Company is notified of a shareholder proposal or nomination within the time requirements discussed above, if the shareholder does not comply with certain requirements of the Exchange Act, the Company may exercise discretionary voting authority under proxies held by the Board on such shareholder proposal or nomination if the Company includes advice in its proxy statement on the nature of the matter and how the Company intends to exercise its discretion to vote on the matter.

ADDITIONAL INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are not deemed to be incorporated by reference into this Proxy Statement. We make these filings available on our Internet website at www.pixelworks.com, free of charge, as soon as practicable after we electronically file such reports with the SEC. Additionally, the Company will provide, without charge, on the written request of any beneficial owner of shares of the Company’s common stock entitled to vote at the Annual Meeting, a copy of the Company’s Annual Report as filed with the SEC on Form 10-K for the year ended December 31, 2011. Written requests should be mailed to Pixelworks, Inc., Attn: Secretary, 224 Airport Parkway, Ste. 400, San Jose, CA, 95110.

BY ORDER OF THE BOARD OF DIRECTORS

Bruce A. Walicek
President and Chief Executive Officer
San Jose, California
April 12, 2012

pixelworks®

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M42897-P23654 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

PIXELWORKS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Daniel J. Heneghan
02) Richard L. Sanquini
03) Barry L. Cox

03) Steven R. Becker
04) Stephen L. Domenik
05) Bradley J. Shisler

06) Mark A. Christensen
07) C. Scott Gibson
08) Bruce A. Walicek

The Board of Directors recommends you vote FOR the following proposals:

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M42898-P23654

PIXELWORKS, INC.
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 15, 2012
PROXY SOLICITED OF BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Bruce A. Walicek and Steven L. Moore proxies, with power of substitution to vote on behalf of the undersigned all shares that the undersigned may be entitled to vote at the Annual Meeting of Shareholders of Pixelworks, Inc. on May 15, 2012 and any adjournments thereof, with all powers that the undersigned would possess if personally present.

Whether or not you expect to attend the annual meeting, please vote these shares.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER, IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. WHETHER OR NOT DIRECTION IS MADE, EACH OF THE PROXIES IS AUTHORIZED TO VOTE IN HIS DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY SUCH ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side)

Amended and Restated 5/18/2010
APPENDIX A
PIXELWORKS, INC.
AMENDED AND RESTATED 2006 STOCK INCENTIVE PLAN
1. Purposes of the Plan. The purposes of this Stock Incentive Plan are to attract, retain and reward individuals who can and do contribute to the Company's success by providing Employees and Consultants an opportunity to share in the equity of the Company and to more closely align their interests with the Company and its shareholders.
2. Definitions. As used herein, the following definitions shall apply:
2.1. Administrator” shall mean the Board or any of its Committees appointed to administer the Plan, in accordance with Section 4.1.
2.2. “Award” shall mean an award of an Option, SAR or Sale of Shares under the Plan.
2.3. “Award Agreement” shall mean a written agreement between the Company and a Grantee evidencing the terms and conditions of an individual Award grant. The Award Agreement is subject to the terms and conditions of the Plan.
2.4. “Board” shall mean the Board of Directors of the Company.
2.5. “Code” shall mean the Internal Revenue Code of 1986, as amended.
2.6. “Committee” shall mean a committee appointed by the Board in accordance with Section 4.1 of the Plan.
2.7. “Common Stock” shall mean the common stock of the Company.
2.8. “Company” shall mean Pixelworks, Inc., an Oregon corporation.
2.9. “Consultant” shall mean any non-Employee who is engaged by the Company or any Parent or Subsidiary to render consulting services and is compensated for such consulting services and any Director of the Company whether compensated for such services or not.
2.10. “Continuous Status as an Employee or Consultant” shall mean the absence of any interruption or termination of service as an Employee or Consultant. Continuous Status as an Employee or Consultant shall not be considered interrupted in the case of: (i) any sick leave, military leave, or any other leave of absence approved by the Company; provided, however, that for purposes of Incentive Stock Options, any such leave is for a period of not more than ninety days or reemployment upon the expiration of such leave is guaranteed by contract or statute, provided, further, that on the ninety-first day of such leave (where re-employment is not guaranteed by contract or statute) the Grantee's Incentive Stock Option shall automatically convert to a Nonqualified Stock Option; or (ii) transfers between locations of the Company or between the Company, its Parent, its Subsidiaries or its successor.
2.11. “Director” shall mean a member of the Board.

2.12. “Disability” shall mean total and permanent disability as defined in Section 22(e)(3) of the Code.
2.13. “Employee” shall mean any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary. Neither the payment of a director's fee by the Company nor service as a Director or Consultant shall be sufficient to constitute “employment” by the Company.
2.14. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
2.15. “Fair Market Value” shall mean, as of any date, the value of a Share determined as follows:

2.15.1. If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq National Market or the Nasdaq SmallCap Market of the Nasdaq Stock Market, Fair Market Value shall be the closing sales price for a Share (or the closing bid, if no sales were reported) as quoted on such exchange or system on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; provided, if the date of determination does not fall on a day on which the Common Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Common Stock was so traded prior to the date of determination, or such other appropriate day as shall be determined by the Administrator, in its sole discretion;
2.15.2. If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, Fair Market Value shall be the mean between the high bid and low asked prices for a Share on the date of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; provided, if the date of determination does not fall on a day on which the Common Stock has been so quoted, the date on which the Fair Market Value shall be established shall be the last day on which the Common Stock was so quoted prior to the date of determination, or such other appropriate day as shall be determined by the Administrator, in its sole discretion;
2.15.3. In the absence of an established market for the Common Stock, the Fair Market Value of a Share shall be determined in good faith by the Administrator.
2.16. “Grantee” shall mean an Employee or Consultant who has been granted an Award hereunder, or the permitted successor or legal representative of such Employee or Consultant.
2.17. “Incentive Stock Option” shall mean an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
2.18. “Nonqualified Stock Option” shall mean an Option not intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.
2.19. “Notice of Grant” shall mean a written notice evidencing certain terms and conditions of an individual Award. The Notice of Grant is part of the Award Agreement.
2.20. “Officer” shall mean a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

2.21. “Option” shall mean an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to the Plan.
2.22. “Optioned Stock” shall mean the Shares subject to an Option or Stock Appreciation Right.
2.23. “Parent” shall mean a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
2.24. “Plan” shall mean this Amended and Restated 2006 Stock Incentive Plan.
2.25. “Rule 16b-3” shall mean Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
2.26. “Sale” or “Sold” shall include, with respect to the sale of Shares under the Plan, the sale of Shares for any form of consideration specified in Section 8.2, as well as a grant of Shares for consideration in the form of past or future services. For purposes of clarity, a “Sale” of Shares or Shares “Sold” shall include, without limitation, awards of stock bonuses, restricted stock, stock units, performance stock, performance units or similar rights to acquire Shares, whether upon the passage of time, the occurrence of one or more events, the satisfaction of performance criteria or other conditions, or any combination thereof.
2.27. “Share” shall mean a share of the Common Stock, as adjusted in accordance with Section 11 of the Plan.

2.28. “Stock Appreciation Right” or “SAR” shall mean a right to receive from the Company, with respect to each Share as to which the SAR is exercised, payment in an amount equal to the excess of the Share's Fair Market Value on the exercise date over its Fair Market Value on the date the SAR was granted. Such payment will be made solely in Shares valued at Fair Market Value on the exercise date.
2.29. “Subsidiary” shall mean a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.
3. Stock Subject to the Plan.
3.1. Subject to the provisions of Section 3.2 below and the provisions of Section 11 of the Plan, the maximum aggregate number of Shares which may be subject to Awards under the Plan is 4,483,3331 shares. (All share limits in the Plan are presented after giving effect to the Company's 1-for-3 stock split in June 2008.) The Shares may be authorized, but unissued, or reacquired Common Stock. Shares issued in respect of any “full-value award” granted under the Plan shall be counted against the foregoing share limit for the Plan as 1.33 shares for every one share issued in connection with such award. (For example, if a stock bonus of 100 shares of Common Stock is granted under the Plan, 133 shares shall be charged against the share limit in connection with that award.) For this purpose, a “full-value award” means any Award under the Plan that is not an Option or SAR.
3.2. If an Option or SAR should expire, or become unexercisable for any reason, or is otherwise terminated or forfeited, without having been exercised in full, the Optioned Stock which was subject thereto shall, unless the Plan shall have been terminated, become available for future Option or SAR grants and/or Sales under the Plan. If any Shares issued pursuant to a Sale or exercise of an Option or SAR shall be reacquired, canceled or forfeited for any reason, such Shares shall become available for future Option or SAR grants and/or Sales under the Plan, unless the Plan shall have been terminated. If any reacquired, canceled or forfeited Shares were originally issued upon exercise of an Incentive Stock Option, then once so reacquired, canceled or forfeited, such Shares shall not be considered to have been issued for purposes of applying the limitation set forth in Section 3.3 below. Notwithstanding the foregoing, the following shares of Stock may not again be made available for issuance as awards under the Plan: (i) shares of Stock not issued or delivered as a result of the net settlement of an outstanding Option or SAR, (ii) shares of Stock used to pay the exercise price or withholding taxes related to an outstanding award, or (iii) shares of Stock repurchased on the open market with the proceeds of the exercise price of an Option.
3.3. Notwithstanding any other provision of this Section 3, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall be 4,483,3331.
4. Administration of the Plan.
4.1. Procedure.
4.1.1. Multiple Administrative Committees. If permitted by Rule 16b-3, the Plan may be administered by different Committees with respect to Directors, Officers who are not Directors, and Employees who are neither Directors nor Officers.

[1]
The current aggregate share limit for the Plan is 4,483,333 shares. Shareholders are being asked to approve an amendment to this Plan that would increase this aggregate Share Limit by an additional 1,000,000 shares (so that the new aggregate share limit for the Plan would be 5,483,333 shares).

4.1.2. Administration With Respect to Directors and Officers Subject to Section 16(b). With respect to Award grants to Employees who are also Officers or Directors subject to Section 16(b) of the Exchange Act, the Plan shall be administered by (A) the Board, if the Board may administer the Plan in compliance with the rules governing a plan intended to qualify as a discretionary plan under Rule 16b-3, or (B) a Committee designated by the Board to administer the Plan, which Committee shall be constituted to comply with the rules, if any, governing a plan intended to qualify as a discretionary plan under Rule 16b-3. Once appointed, such Committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the rules, if any, governing a plan intended to qualify as a discretionary plan under Rule 16b-3. With respect to persons subject to Section 16 of the Exchange Act, transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent any provision of the Plan or action by the Administrator fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Administrator.
4.1.3. Administration With Respect to Other Persons. With respect to Award grants to Employees or Consultants who are neither Directors nor Officers of the Company, the Plan shall be administered by the Board or a Committee designated by the Board, which Committee shall be constituted to satisfy the legal requirements relating to the administration of stock option plans under applicable corporate and securities laws and the Code. Once appointed, such Committee shall serve in its designated capacity until otherwise directed by the Board. The Board may increase the size of the Committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the Committee and thereafter directly administer the Plan, all to the extent permitted by the legal requirements relating to the administration of stock option plans under state corporate and securities laws and the Code.

4.2. Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:
4.2.1. to grant Awards or SARs;
4.2.2. to authorize Sales of Shares hereunder;
4.2.3. to determine, upon review of relevant information, the Fair Market Value of a Share;
4.2.4. to determine the exercise/purchase price per Share of Options or SARs to be granted or Shares to be Sold, which exercise/purchase price shall be determined in accordance with Section 8.1 of the Plan;
4.2.5. to determine the Employees or Consultants to whom, and the time or times at which, Options or SARs shall be granted and the number of Shares to be represented by each Option or SAR;
4.2.6. to determine the Employees or Consultants to whom, and the time or times at which, Shares shall be Sold and the number of Shares to be Sold;
4.2.7. to administer and interpret the Plan;
4.2.8. to prescribe, amend and rescind rules and regulations relating to the Plan;
4.2.9. to determine the terms and provisions of each Option or SAR granted (which need not be identical) and, with the consent of the holder thereof, modify or amend each Option or SAR;
4.2.10. to determine the terms and provisions of each Sale of Shares (which need not be identical) and, with the consent of the purchaser thereof, modify or amend each Sale;
4.2.11. to accelerate (with the consent of the Grantee) the exercise date of any Option;

4.2.12. to accelerate (with the consent of the Grantee or purchaser of Shares) the vesting restrictions applicable to Shares Sold or Options or SARs granted under the Plan;
4.2.13. to authorize any person to execute on behalf of the Company any instrument required to effectuate the grant of an Option, SAR or Sale of Shares previously granted or authorized by the Administrator;
4.2.14. to determine the transfer or vesting restrictions, repurchase rights or other restrictions applicable to Shares issued under the Plan;
4.2.15. to establish, on a case-by-case basis, different terms and conditions pertaining to exercise or vesting rights upon termination of employment, but only at the time of an Option or SAR grant or Sale of Shares;
4.2.16. to approve forms for use under the Plan; and

4.2.17. to make all other determinations deemed necessary or advisable for the administration of the Plan.
Notwithstanding any other provision herein, except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding awards may not be amended to reduce the exercise price of outstanding Options or SARs or cancel outstanding Options or SARs in exchange for cash, other awards or Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs without shareholder approval.
4.3. Effect of Administrator's Decision. All decisions, determinations and interpretations of the Administrator shall be final and binding on all Grantees and any other holders of any Shares Sold under the Plan.
5. Eligibility.
5.1. Persons Eligible. Awards may be granted only to Employees and Consultants. Incentive Stock Options may be granted only to Employees. An Employee or Consultant who has been granted an Award may, if he or she is otherwise eligible, be granted additional Awards.
5.2. ISO Limitation. To the extent that the aggregate Fair Market Value of Shares subject to a Grantee's Incentive Stock Options granted by the Company, any Parent or Subsidiary which become exercisable for the first time during any calendar year (under all plans of the Company or any Parent or Subsidiary) exceeds $100,000, such excess Options shall be treated as Nonqualified Stock Options. For purposes of this Section 5.2, Incentive Stock Options shall be taken into account in the order in which they were granted, and the Fair Market Value of the Shares shall be determined as of the time of grant.
5.3. Section 5.2 Limitations. Section 5.2 of the Plan shall apply only to an Option evidenced by an Award Agreement which sets forth the intention of the Company and the Grantee that such Option shall qualify as an Incentive Stock Option. Section 5.2 of the Plan shall not apply to any Option evidenced by an Award Agreement which sets forth the intention of the Company and the Grantee that such Option shall be a Nonqualified Stock Option.
5.4. No Right to Continued Employment. The Plan shall not confer upon any Grantee any right with respect to continuation of employment or consulting relationship with the Company, nor shall it interfere in any way with his or her right or the Company's right to terminate their employment or consulting relationship at any time, with or without cause.
5.5. Other Limitations. The following limitations shall apply to grants of Options or SARs to Employees:
5.5.1. No Employee shall be granted, in any fiscal year of the Company, Options or SARs to acquire more than 250,000 Shares.
5.5.2. In connection with his or her initial employment, an Employee may be granted Options or SARs for up to an additional 250,000 Shares which shall not count against the limit set forth in subsection 5.5.1 above.

5.5.3. The foregoing limitations shall be adjusted proportionately in connection with any change in the Company's capitalization as described in Section 11.
6. Term of Plan. The Plan shall become effective upon the earlier to occur of its adoption by the Board or its approval by the shareholders of the Company as described in Section 17 of the Plan. It shall continue in effect for a term of ten (10) years, unless sooner terminated under Section 13 of the Plan. However, if the Company's shareholders approve an increase in the number of Shares available for issuance under section 3.1, such approval shall be deemed the adoption of a new plan with respect to the increased number of Shares, which may be issued for a term of ten (10) years following the date of such shareholder approval.
7. Term of Options and SARs. The term of each Option and SAR shall be stated in the Notice of Grant; provided, however, that in no event shall the term of any Option or SAR exceed six (6) years from the date of grant. However, in the case of an Incentive Stock Option granted to a Grantee who, on the date the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option shall be five (5) years from the date of grant thereof or such shorter term as may be provided in the Notice of Grant.
8. Exercise/Purchase Price and Consideration.
8.1. Exercise/Purchase Price. The per Share exercise/purchase price for the Shares to be issued pursuant to exercise of an Option or SAR or a Sale of Shares shall be such price as is determined by the Administrator, but shall be subject to the following:
8.1.1. In the case of an Incentive Stock Option
(1) granted to an Employee who, at the time of the grant of such Incentive Stock Option, owns more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price shall be at least one hundred ten percent (110%) of the Fair Market Value on the date of the grant.
(2) granted to any other Employee, the per Share exercise price shall be at least one hundred percent (100%) of the Fair Market Value on the date of grant.
8.1.2. In the case of a Nonqualified Stock Option, SAR or Sale, the per Share exercise/purchase price shall be at least one hundred percent (100%) of the Fair Market Value on the date of grant or Sale, as the case may be.
8.2. Consideration. The consideration to be paid for the Shares to be issued upon exercise of an Option or pursuant to a Sale, including the method of payment, shall be determined by the Administrator. In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the time of grant. Such consideration may consist of:
8.2.1. cash;
8.2.2. check;
8.2.3. promissory note;
8.2.4. transfer to the Company of Shares which
(1) in the case of Shares acquired upon exercise of an Option, have been owned by the Grantee for more than six months on the date of transfer, and
(2) have a Fair Market Value on the date of transfer equal to the aggregate exercise price of the Shares to be acquired;

8.2.5. if and so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds required to pay the exercise price;
8.2.6. such other consideration and method of payment for the issuance of Shares to the extent permitted by legal requirements relating to the administration of stock option plans and issuances of capital stock under applicable corporate and securities laws and the Code; or
8.2.7. any combination of the foregoing methods of payment.
If the Fair Market Value of the number of whole Shares transferred or the number of whole Shares surrendered is less than the total exercise price of the Option, the shortfall must be made up in cash or by check. Notwithstanding the foregoing provisions of this Section 8.2, the consideration for Shares to be issued pursuant to a Sale may not include, in whole or in part, the consideration set forth in subsection 8.2.5 above.
9. Exercise of Option or SAR.
9.1. Procedure for Exercise; Rights as a Shareholder. Any Option or SAR granted hereunder shall be exercisable at such times and under such conditions as determined by the Administrator, including performance criteria with respect to the Company and/or the Grantee, and as shall be permissible under the terms of the Plan.
An Option or SAR may not be exercised for a fraction of a Share. If the exercise of a SAR would result in the issuance of a fractional Share, the Shares to be issued shall be rounded to the nearest whole Share.
An Option or SAR shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option or SAR by the Grantee and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Full payment may, as authorized by the Administrator, consist of any consideration and method of payment allowable under the Award Agreement and Section 8.2 of the Plan. Each Grantee who exercises an Option or SAR shall, upon notification of the amount due (if any) and prior to or concurrent with delivery of the certificate representing the Shares, pay to the Company amounts necessary to satisfy applicable federal, state and local tax withholding requirements. A Grantee must also provide a duly executed copy of any stock transfer agreement then in effect and determined to be applicable by the Administrator. Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock represented by such stock certificate, notwithstanding the exercise of the Option or SAR. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan. Subject to section 3, exercise of an Option or settlement of a SAR shall decrease the number of Shares thereafter available, both for purposes of the Plan and for issuance under the Option or SAR by the number of Shares issued upon such exercise.

9.2. Termination of Employment or Consulting Relationship. In the event that a Grantee's Continuous Status as an Employee or Consultant terminates (other than upon the Grantee's death or Disability), the Grantee may exercise his or her Option or SAR, but only within such period of time as is determined by the Administrator, and only to the extent that the Grantee was entitled to exercise it at the date of termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Notice of Grant). In the case of an Incentive Stock Option, the Administrator shall determine such period of time (in no event to exceed three (3) months from the date of termination) when the Option is granted. If, at the date of termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the unexercisable portion of the Option or SAR shall, unless otherwise expressly provided by the Administrator, terminate on the date of such termination and the Shares covered by such portion shall revert to the Plan. If, after termination, the Grantee does not exercise the remaining portion of his or her Option or SAR within the time specified by the Administrator, such portion of the Option or SAR shall terminate, and the Shares covered by such portion shall revert to the Plan.

9.3. Disability of Grantee. In the event that a Grantee's Continuous Status as an Employee or Consultant terminates as a result of the Grantee's Disability, the Grantee may exercise his or her Option or SAR at any time within twelve (12) months from the date of such termination, but only to the extent that the Grantee was entitled to exercise it at the date of such termination (but in no event later than the expiration of the term of such Option or SAR as set forth in the Notice of Grant). If, at the date of termination, the Grantee is not entitled to exercise his or her entire Option or SAR, the unexercisable portion of the Option or SAR shall, unless otherwise expressly provided by the Administrator, terminate on the date of such termination and the Shares covered by such portion shall revert to the Plan. If, after termination, the Grantee does not exercise the remaining portion of his or her Option or SAR within the time specified herein, such portion of the Option or SAR shall terminate, and the Shares covered by such portion shall revert to the Plan.
9.4. Death of Grantee. In the event of the death of a Grantee, the Option or SAR may be exercised at any time within twelve (12) months following the date of death (but in no event later than the expiration of the term of such Option or SAR as set forth in the Notice of Grant), by the Grantee's estate or by a person who acquired the right to exercise the Option or SAR by bequest or inheritance, but only to the extent that the Grantee was entitled to exercise the Option or SAR at the date of death. If, at the time of death, the Grantee was not entitled to exercise his or her entire Option or SAR, the unexercisable portion of the Option or SAR shall, unless otherwise expressly provided by the Administrator, terminate on the date of such termination and the Shares covered by such portion shall revert to the Plan. If, after death, the Grantee's estate or a person who acquired the right to exercise the Option or SAR by bequest or inheritance does not exercise the remaining portion of the Option or SAR within the time specified herein, such portion of the Option or SAR shall terminate, and the Shares covered by such portion shall revert to the Plan.
9.5. Rule 16b-3. Options or SARs, as well as Sales of Shares, granted to persons subject to Section 16(b) of the Exchange Act must comply with Rule 16b-3 and shall contain such additional conditions or restrictions as may be required thereunder to qualify for the maximum exemption from Section 16 of the Exchange Act with respect to Plan transactions.

10. Nontransferability of Awards. Except as otherwise specifically provided in the Award Agreement, an Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will, or by the laws of descent and distribution, and may be exercised during the lifetime of the Grantee only by the Grantee or, if incapacitated, by his or her legal guardian or legal representative.
11. Adjustments Upon Changes in Capitalization or Merger.
11.1. Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number of shares of Common Stock covered by each outstanding Award and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Award, as well as the price per share of Common Stock covered by each such outstanding Award, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.
11.2. Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, each outstanding Award will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Administrator. The Administrator may, in the exercise of its sole discretion in such instances, declare that any Award shall terminate as of a date fixed by the Board and, in the case of Options and SARs, give each Grantee the right to exercise Grantee's Option or SAR as to all or any part of the Optioned Stock subject to the Option or SAR, including Shares as to which the Option or SAR would not otherwise be exercisable.

11.3. Merger or Asset Sale. Except as otherwise provided in an Award Agreement, in the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, each outstanding Award shall be assumed or an equivalent award shall be substituted by such successor corporation or a Parent or Subsidiary of such successor corporation, unless the Administrator determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, that, in the case of Options and SARs, each Grantee shall have the right to exercise the Grantee's Options or SARs as to all or any part of the Optioned Stock subject to the Option or SAR, including Shares as to which the Option or SAR would not otherwise be exercisable. If the Administrator determines that an Option or SAR shall be exercisable in lieu of assumption or substitution in the event of a merger or sale of assets, the Administrator shall notify the Grantee that the Option or SAR shall be so exercisable for a period of thirty (30) days from the date of such notice or such shorter period as the Administrator may specify in the notice, and the Option or SAR will terminate upon the expiration of such period. For the purposes of this paragraph, the Option or SAR shall be considered assumed or substituted if, following the merger or sale of assets, the Option or SAR confers the right to purchase, for each Share of Optioned Stock subject to the Option or SAR immediately prior to the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets was not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share of Optioned Stock subject to the Option or SAR, to be solely common stock of the successor corporation or its Parent substantially equal in Fair Market Value to the per share consideration received by holders of Common Stock in the merger or sale of assets. The determination of such substantial equality of value of consideration shall be made by the Administrator and its determination shall be conclusive and binding.
12. Time of Granting Awards. The date of grant of an Award shall, for all purposes, be the date on which the Administrator makes the determination granting such Award (or such later date as the Administrator may establish at the time of granting the Award). Notice of the determination shall be given to each Grantee within a reasonable time after the date of such grant.
13. Amendment and Termination of the Plan.
13.1. Amendment and Termination. The Board may amend or terminate the Plan from time to time in such respects as the Board may deem advisable.
13.2. Shareholder Approval. The Company shall obtain shareholder approval of any Plan amendment to the extent necessary and desirable to comply with Rule 16b-3 or with Section 422 of the Code (or any successor rule or statute or other applicable law, rule or regulation, including the requirements of any exchange or quotation system on which the Common Stock is listed or quoted). Such shareholder approval, if required, shall be obtained in such a manner and to such a degree as is required by the applicable law, rule or regulation.
13.3. Effect of Amendment or Termination. Any such amendment or termination of the Plan shall not affect Awards already granted, and such Awards shall remain in full force and effect as if this Plan had not been amended or terminated, unless mutually agreed otherwise between the Grantee and the Administrator, which agreement must be in writing and signed by the Grantee and the Administrator.
14. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of an Option, SAR or a Sale unless the exercise of such Option, SAR or consummation of the Sale and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, applicable state securities laws, the Exchange Act, the rules and regulations promulgated thereunder, and the requirements of any stock exchange (including NASDAQ) upon which the Shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

15. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

16. Liability of Company.
16.1. Inability to Obtain Authority. Inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
As a condition to the exercise of an Option or SAR or a Sale, the Company may require the person exercising such Option or SAR or to whom Shares are being Sold to represent and warrant at the time of any such exercise or Sale that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned relevant provisions of law.
16.2. Grants Exceeding Allotted Shares. If the grant of an Award causes the aggregate number of Shares previously issued under the Plan and subject to then-outstanding Awards under the Plan to exceed, as of the date of grant, the number of Shares which may be issued under the Plan without additional shareholder approval, such Award shall be void with respect to such excess Shares, unless shareholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 13 of the Plan.
17. Shareholder Approval. Continuance of the Plan shall be subject to approval by the shareholders of the Company within twelve (12) months before or after the date the Plan is adopted. Such shareholder approval shall be obtained in the manner and to the degree required under applicable federal and state law.
18. Tax Withholding. Upon any exercise, vesting, or payment of any Award, or upon the disposition of shares of Common Stock acquired pursuant to the exercise of an Incentive Stock Option prior to satisfaction of the holding period requirements of Section 422 of the Code, or upon any other tax withholding event with respect to any award, the Company or one of its Subsidiaries shall have the right at its option to:
(a) require the Grantee (or the Grantee's personal representative or beneficiary, as the case may be) to pay or provide for payment of at least the minimum amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such Award event or payment; or
(b) deduct from any amount otherwise payable in cash (whether related to the Award or otherwise) to the Grantee (or the Grantee's personal representative or beneficiary, as the case may be) the minimum amount of any taxes which the Company or one of its Subsidiaries may be required to withhold with respect to such Award event or payment.
In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under the Plan, the Administrator may in its sole discretion (subject to Section 14) require or grant (either at the time of the Award or thereafter) to the Grantee the right to elect, pursuant to such rules and subject to such conditions as the Administrator may establish, that the Company reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of shares, valued in a consistent manner at their Fair Market Value or at the sales price in accordance with authorized procedures for cashless exercises, necessary to satisfy the minimum applicable withholding obligation on exercise, vesting or payment. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law.

19. Plan Not Funded. Awards payable under the Plan shall be payable in shares or from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such awards. No Grantee, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Company or one of its Subsidiaries by reason of any Award hereunder. Neither the provisions of the Plan (or of any related documents), nor the creation or adoption of the Plan, nor any action taken pursuant to the provisions of the Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company or one of its Subsidiaries and any Grantee, beneficiary or other person. To the extent that a Grantee, beneficiary or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company.
20. Privileges of Stock Ownership. Except as otherwise expressly authorized by the Administrator, a Grantee shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the participant. Except as expressly required by Section 11.1 or otherwise expressly provided by the Administrator, no adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.
21. Governing Law; Severability; Headings. The Plan, the Awards, all documents evidencing awards and all other related documents shall be governed by, and construed in accordance with the laws of the State of Oregon. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of the Plan shall continue in effect. Captions and headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.
22. No Corporate Action Restriction. The existence of the Plan, the Award Agreements and the Awards granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the shareholders of the Company to make or authorize: (a) any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company or any Subsidiary, (b) any merger, amalgamation, consolidation or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stock ahead of or affecting the capital stock (or the rights thereof) of the Company or any Subsidiary, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the assets or business of the Company or any Subsidiary, or (f) any other corporate act or proceeding by the Company or any Subsidiary. No participant, beneficiary or any other person shall have any claim under any award or award agreement against any member of the Board or the Administrator, or the Company or any employees, officers or agents of the Company or any Subsidiary, as a result of any such action.